The information in this preliminary prospectus is not complete and may be changed. eRoomSystem Technologies, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

eRoomSystem Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3570	87-0540713
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1072 Madison Ave., Lakewood, NJ 08701, (732) 730-0116
(Address and telephone number of principal executive offices)

David A. Gestetner, Chief Executive Officer 1072 Madison Ave., Lakewood, NJ 08701, (732) 730-0116
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Number of Shares	Proposed Maximum Aggregate Offering Price[1]	Amount of Registration Fee[2]
Common stock, $0.001 par value	16,524,830 shares	$4,131,208	$490

1 Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) promulgated under the Securities Act.
2 Fees in the amount of $699.33 were paid in the filing of Form S-3 on September 17, 2005. The filing was withdrawn in its entirety. As such the fee due of $490 is being offset against the original filing.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act in 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a) may determine.

The information in this prospectus is not complete and may be changed without notice.  Selling stockholders, option holders and warrant holders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.  This prospectus is neither an offer to buy nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

SUBJECT TO COMPLETION, DATED ____________________, 2006

PROSPECTUS

15,894,157 SHARES OF COMMON STOCK ON BEHALF OF SELLING STOCKHOLDERS
505,898 SHARES OF COMMON STOCK ON BEHALF OF OPTION HOLDERS
124,775 SHARES OF COMMON STOCK ON BEHALF OF WARRANT HOLDERS

This prospectus relates to the registration of an aggregate of 16,524,830 shares of common stock of eRoomSystem Technologies, Inc., consisting of 15,894,157 shares of common stock on behalf of selling stockholders, 505,898 shares of common stock on behalf of option holders, and 124,775 shares of common stock on behalf of warrant holders. Selling stockholders, option holders upon exercise of their options, and warrant holders upon exercise of their warrants, may from time to time offer to sell their respective shares of common stock.

We are not selling any shares of common stock on behalf of selling stockholders, option holders or warrant holders. Further, we will not receive any cash or other proceeds in connection with the sale of shares by selling stockholders. If all of the options held by option holders, and warrants held by warrant holders, are exercised through the payment of cash, we will receive proceeds of $158,897 from such option and warrant exercises.

For a detailed discussion of selling stockholders, option holders and warrant holders, see the section entitled “Selling Stockholders, Option Holders and Warrant Holders” beginning on page 10.

The common stock of eRoomSystem Technologies, Inc. is quoted on the Over the Counter Bulletin Board under the symbol “ERMS”. As of April 20, 2006, the last reported sale price of the common stock of eRoomSystem Technologies was $0.25.

These securities are speculative. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________, 2006

[INSIDE FRONT COVER]

[This page will be blank in the final prospectus]

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements before making an investment decision.

OUR BUSINESS

Overview

eRoomSystem Technologies has developed and introduced to the lodging industry an intelligent, in-room computerized platform and communications network, or the eRoomSystem. The eRoomSystem is a computerized platform and processor-based system that is installed within our eRoomServ refreshment centers and designed to collect and control data. The eRoomSystem also supports our eRoomSafe, an electronic in-room safe, eRoomTray, an in-room ambient tray that can sell a wide variety of products at room temperature, and eRoomEnergy, an in-room digital thermostat that is designed to control virtually any fan coil unit or packaged-terminal air conditioner found in hotel rooms.

Our eRoomSystem and related products deliver in-room solutions that reduce operating costs, enhance hotel guest satisfaction and generally provide higher operating profits to our customers. The solutions offered by our eRoomSystem and related products have allowed us to establish relationships with many premier hotel chains. In addition to providing our customers with valuable in-room solutions, our revenue-sharing program has allowed us to partner with our customers. Through our revenue-sharing program, we have been able to install our products at little upfront cost to hotels and share in the recurring revenues generated from the sale of goods and services related to our products.

Currently, we have more than 10,000 eRoomServ refreshment centers, and over 6,000 eRoomSafes installed at over 30 hotel properties. Of this amount, more than 5,000 refreshment centers and 3,500 eRoomSafes are installed pursuant to revenue sharing or fixed-payment agreements. At the present time, we do not intend to install new products at hotels, but will continue to maintain our existing product placements on revenue sharing contracts through the end of such contracts. We anticipate that future placements of eRoomServ refreshment centers and eRoom Safes in new hotels, if any, will be limited to the continued deployment of such products at hotels following the maturity of their respective revenue sharing agreements.

Summary of Our Diversification Initiatives

In addition to our core competencies noted above, in May 2005 we commenced our diversification plan by investing in Identica Holdings Corporation, or Identica, a privately held distributor and integrator of next-generation biometric security solutions, including the TechSphere hand vascular pattern biometric technology. Specifically, we invested $10,000 in Identica by purchasing 1,666,667 shares of common stock, or $0.006 per share. Our $10,000 investment in Identica represented 10% of Identica’s then issued and outstanding capital stock on a fully-diluted basis. In addition, we provided a loan to Identica in the amount of $150,000. The loan is secured by a security interest in all the assets of Identica and is evidenced by a promissory note. In consideration for making the loan, we were issued a warrant to purchase one million (1,000,000) shares of common stock of Identica, exercisable at $0.15 per share at any time through May 20, 2010.

On September 7, 2005, Identica purchased certain assets of our wholly owned subsidiary, eRoomSystem Services, Inc., a Nevada corporation, or eRoomServices, pursuant to an asset purchase agreement, or the Purchase Agreement. Specifically, the assets sold consisted of furniture and computer equipment held by eRoomServices, as well as a perpetual license to our web technologies package utilized by our personnel in the maintenance of automated refreshment centers, electronic safes and energy management products, or the Equipment, installed at hotels. The Purchase Agreement provides that Identica pay us sixty thousand ($60,000) dollars for the assets, which amount is evidenced by a one-year note bearing interest at the rate of eight percent (8%) per annum, compounded monthly, or the Note. Under the terms of the Note, Identica will make seven (7) principal and interest payments in the amount of $9,098 per month, commencing on the six-month anniversary of the Note.

In addition, on September 7, 2005, the Company and Identica entered into a professional services and support agreement, or the Services Agreement, whereby Identica became the employer of the technical personnel of eRoomServices. In conjunction therewith, eRoomServices continued to be responsible, for a period of six (6) months from the date of the Agreement, for all expenses less seven thousand ($7,000) dollars per month related to such technical personnel. Commencing on the six-month anniversary of the Services Agreement, Identica shall be solely responsible for all fixed and variable expenses associated with the technical personnel and the Salt Lake City facility, including subleasing the majority of the existing premises from us. However, we have retained the rights to part of the offices located at the facility. The terms of the Services Agreement provide that Identica shall, at all times, ensure that the Company receives first priority with respect to the ongoing maintenance of the Equipment by the technical personnel. eRoomServices will continue to exist as a wholly owned subsidiary of the Company and all existing contracts by and between eRoomServices and its hotel clients shall remain outstanding.

On October 31, 2005, we loaned an additional fifty thousand ($50,000) dollars to Identica, evidenced by a promissory note bearing no interest and maturing on January 31, 2006. This promissory note has been repaid.

In March 2006, we invested the sum of $50,000 in Aprecia, LLC, or Aprecia, a privately held provider of applied artificial intelligence solutions for gaming and homeland security applications. Aprecia’s MonitorPlus solution automatically examines large amounts of transaction data and issues alerts upon discovery of potential fraud and money-laundering. In consideration for our investment, we received 2,083,333 shares of common stock of Aprecia, which comprises 9.98% of Aprecia’s issued and outstanding common stock.

We are continuously performing due diligence on third party companies for the purpose of making additional investments in privately-held or publicly traded emerging growth stage companies. In the future, we may acquire an existing operating company if the opportunity arises. At this time, we have not reached a definitive agreement with any such third party companies.

For additional information with respect to eRoomSystem Technologies, our business and our products, please review the information provided in the reports and other documents that we file with the Securities and Exchange Commission, as described under “Available Information” on page 44 of this prospectus.

OUR OFFICES

Our principal executive office is located at 1072 Madison Ave., Lakewood, NJ 08701. Our telephone number is (732)730-0116.

THE OFFERING

Common stock offered by selling stockholders:	15,894,157 shares
Common stock offered by option holders:	505,898 shares
Common stock offered by warrant holders:	124,775 shares
Common stock to be outstanding after the offering:	24,528,838 shares
Use of proceeds:
eRoomSystem Technologies will not receive any of the proceeds from the sale of common stock by selling stockholders, but will receive the aggregate exercise price of all options exercised by option holders and warrants exercised by warrant holders.

Over The Counter Bulletin Board symbol:	“ERMS”

This prospectus relates to the registration of an aggregate of 15,894,157 shares of common stock of eRoomSystem Technologies, Inc. that are held by the selling stockholders, 505,898 shares of common stock underlying options, and 124,775 shares of common stock underlying warrants, as identified in this prospectus. Selling stockholders consist of persons or entities that purchased shares of our common stock pursuant to a private placement consummated during the first quarter of 2002, parties that converted secured convertible promissory notes on September 1, 2005 and parties that exercised warrants on September 7, 2005. Option holders and warrant holders consist of board members, employees, key consultants, and financiers to the Company. For a detailed discussion of selling stockholders, option holders and warrant holders, please see “Selling Stockholders, Option Holders and Warrant Holders” beginning on page 12.

The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of the close of business on April 20, 2006, and also includes a total of 630,673 shares of common stock underlying the options held by option holders and the warrants held by warrant holders.

Selling stockholders may from time to time offer to sell their respective shares of common stock. Option holders and warrant holders may from time to time exercise their options and warrants, respectively, and sell the underlying shares of common stock. All of the shares to be offered by selling stockholders, and option holders and warrant holders upon exercise, must include the delivery of a copy of this prospectus to persons who buy such shares. Selling stockholders, as well option holders and warrant holders upon exercise, will probably sell the shares at prevailing market prices through broker-dealers, although they are not required to do so. Selling stockholders will retain all of the proceeds of their sales, except for commissions they may pay to broker-dealers. Option holders and warrant holders will receive, upon exercise, the gross proceeds of the sale of the shares underlying the options and warrants, respectively, less commission they may to broker-dealers as well as the exercise price on such options and warrants, which will be paid to the Company. If all of the options and warrants referred to herein are exercised with cash, the Company will receive $158,897 from such exercises.

Unless otherwise noted, all information contained in this prospectus assumes that:

•	All of the shares of common stock held by selling stockholders will be sold in this offering.
•	All of the options held by option holders and warrants held by warrant holders will be immediately exercised with cash and all of the resulting shares of common stock will be sold in this offering.

SUMMARY FINANCIAL INFORMATION

(in thousands, except per share data)

The following tables summarize the financial information for our business. The summary financial information set forth below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,
	2003	2004	2005

Revenue	$1,498	$1,591	$1,557
Cost of revenue	1,610	591	572
Gross margin (deficit)	(111)	999	984
Income (loss) from operations	(2,189)	287	158
Net income (loss)	(1,721)	900	160
Income (loss) attributable to common stockholders	(1,721)	900	160
Basic earnings (loss) per common share	(0.16)	0.09	0.01
Diluted earnings (loss) per common share	(0.16)	0.04	0.01
Basic weighted average
common shares outstanding	10,871	15,005	10,433
Diluted weighted average
common shares outstanding	10,871	15,673	22,561

As of December 31, 2005

Balance Sheet Data:
Cash	$1,316
Working capital	1,211
Total assets	3,309
Long-term liabilities	349
Total stockholders’ equity	2,469

RISK FACTORS

This offering involves a high degree of risk as we are considered to be in unsound financial condition. You should carefully consider the risks described below and the other information contained in this prospectus, including our financial statements and the related notes, before you purchase any shares of our common stock. The following risks, if any one or more occurs, could materially harm our business, financial condition or future results of operations. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO eROOMSYSTEM TECHNOLOGIES

As management for the Company has decided to forego further placements of new products at hotels and our existing revenue sharing agreements have fixed terms, we will experience declining revenues in future periods upon the conclusion of such existing revenue sharing agreements

The revenue sharing agreements that we have entered into with our hotel customers have a seven-year term. As of December 31, 2005, the average remaining life of these agreements is 1.7 years. Each year, certain of our existing revenue sharing agreements will conclude, unless hotels elect to continue under the terms of the existing agreement, for which there are no assurances. As the revenue sharing agreements conclude, and hotels elect to not extend the term thereof, we will experience an incremental decrease in revenue sharing revenue as well as maintenance revenue. Given the foregoing, as revenue sharing agreements conclude and our revenues decline as a result thereof, our financial condition and operating results will likely be materially adversely affected.

While we have realized net income for fiscal years 2005 and 2004, we have a history of significant operating losses and may experience operating losses in the future, particularly given the fixed term of our revenue sharing agreements which comprise nearly all of our revenues

For the year ended December 31, 2005, we realized net income of $160,502, as compared to net income of $900,072 for the fiscal year ended December 31, 2004. In addition, our operations provided net cash of $901,677 for the year ended December 31, 2005, as compared to $730,322 for the year ended December 31, 2004. However, we have a history of significant operating losses and may realize operating losses in the future, specifically upon the conclusion of a measurable percentage of our existing revenue sharing agreements. While we are actively embarking upon our diversification strategy of investing in third party emerging growth companies and, potentially, acquiring an operating company if the opportunity arises, we have not realized any revenues to date from such activities. Further, there is no assurance that our investments in third party companies to date will result in us realizing meaningful revenues, if at all, or that we will be successful in acquiring an operating company. To the extent we do not replace revenue sharing revenue as it decreases, our financial condition and results of operations will likely be materially adversely affected.

Although we commenced our diversification strategy in 2005 by making investments in third party companies, there is no assurance that we will realize a return on such investments

The securities we were issued relating to our investments in Identica Holdings Corporation and Aprecia, LLC are not marketable as each of these companies are privately held. It is not known when, or if, these securities will become readily marketable. Furthermore, even if such securities become readily marketable, there is no assurance that we will receive a return on our investment sufficient to offset the anticipated decline in our revenues relating to existing revenue sharing agreements which will expire. Thus, in the event we do not realize a material return on our investments in Identica and Aprecia, our future operating results will likely be materially adversely affected.

While we are exploring the possibility of acquiring an operating company to augment our historical business and recent investments in third party emerging growth companies, given our cash position, among other things, there is no assurance that we will be successful in consummating a transaction on favorable terms, if at all

We have undertaken a significant amount of due diligence on several operating companies regarding a potential acquisition. To date, we have not been successful in reaching a definitive agreement with such companies. While we intend to continue our search for a suitable operating company, there is no assurance that we will be successful given our relatively limited cash on hand, lack of liquidity in our common stock, and our common stock not being listed on a national securities exchange, among other factors. Nevertheless, we intend to continue to explore potential acquisitions, along with additional investments in third party emerging growth companies. We view the acquisition of an operating company on favorable terms as our most important objective for 2006. Should we not achieve this objective in 2006, our financial condition and results of operation will likely be adversely affected as existing revenue sharing agreements reach their conclusion.

Based on the numerous reductions-in-force we have effected in the past several years to reduce fixed overhead expenses, along with outsourcing our ongoing maintenance and service operation, and given the current composition of employees, the loss of additional key personnel would seriously impact our operations

We are dependent upon the abilities and efforts of certain personnel, specifically David A. Gestetner. Our future success will depend in large part upon Mr. Gestetner. We currently do not carry key man life insurance on Mr. Gestetner, and we have no present intention of doing so in the near future. There can be no assurance that we will be able to locate and retain a suitable replacement for Mr. Gestetner in the event Mr. Gestetner is no longer employed by us.

Risks Related to Our Industry

We rely on the economic health of the lodging industry to generate revenues from our existing revenue sharing agreements, and any condition that may adversely impact the lodging industry will adversely impact the revenues we receive from revenue sharing agreements

Nearly all of our revenue is generated from our existing revenue sharing agreements and maintenance agreements associated therewith. The economic health of the lodging industry, and, therefore, our revenues, are affected by a number of factors beyond our control, including:

•	general economic conditions;

•	levels of disposable income of the hotel patrons;

•	acts of terrorism and anti-terrorism efforts;

•	increased transportation costs resulting in decreased travel by patrons and decreased hotel occupancy and RevPar;

•	changes or proposed changes in tax laws;

•	legal and regulatory issues affecting the development, operation and licensing of hotels; and

•	competitive conditions in the lodging industry, including the effect of such conditions on the pricing of the merchandise sold in our products installed at hotels.

The foregoing factors may impact our hotel clients and their guests as relates to the consumption of merchandise sold in our products installed on a revenue sharing basis.

Terrorist attacks or acts of war may seriously harm our business

Terrorist attacks or acts of war may cause damage or disruption to our company, our employees, our facility and our customers, which could significantly impact our revenues, costs and expenses, and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, especially to the lodging industry, some of which have materially adversely affected our business, results of operations, and financial condition and may do so again in the future. In particular, the lodging industry was materially affected by the downturn in the tourism industry as a result of the September 11 attacks. While it has since recovered, we experienced a fairly significant decrease in utilization of our revenue sharing products for a significant period following September 11, 2001 particularly in the New York metro area given the lower occupancy rates and the significant number of installations we have in this region. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could materially adversely affect our business, results of operations, and financial condition in ways that we currently cannot predict.

The strength and profitability of our business depends on the overall demand for our existing installed products at hotels. Lodging industry revenues are sensitive to general economic conditions and generally rise or fall more rapidly in relation to the condition of the overall economy. Although we cannot accurately estimate the economic impact of a future terrorist attack at this time, the lodging industry was negatively affected by the reduction in air travel and tourism.

We have experienced loss of market share due to the intense competition from companies with longer operating histories, greater resources and more established brand names that market in-room amenities to the lodging industry, the conclusion of some of our revenue sharing agreements, and the lack of new product sales in the last three fiscal years

The market for in-room amenities in the lodging industry is very competitive, and we expect competition to intensify in the future. The foregoing served as a primary reason for implementation of our diversification strategy. Our competitors vary in size and in the scope and breadth of the products and services they offer and include Bartech Systems International, Dometic Corporation and MiniBar Systems, among others. Each of our competitors have longer operating histories, larger customer bases, greater brand recognition, and substantially greater capital, research and development, manufacturing, marketing, service, support, technical and other resources than we currently do. While we do not intend to manufacture and install new products in the lodging industry, the foregoing factors directly impact our ability to the continued deployment of such products at hotels following the maturity of their respective revenue sharing agreements.

Risks Related to Our Common Stock

Our diversification strategy, particularly a potential acquisition of an operating company, will likely require us to obtain additional financing in the form of the sale of debt or equity securities, the result of which would have a dilutive effect on the relative ownership of our existing stockholders

Based upon our existing cash on hand, which was $1,316,515 as of December 31, 2005, we will likely require additional capital to successfully implement our diversification strategy. Funding may take the form of common stock, preferred stock or convertible debt. The issuance of additional equity or convertible debt securities will have the effect of reducing the percentage ownership of our current stockholders. In addition, such equity or convertible debt securities may have additional rights, preferences or privileges to those of our common stock, such as registration rights. There are no assurances that funding will be available to us on favorable terms, if at all.

Our executive officers and members of our board of directors beneficially own 41.46% of the outstanding shares of our common stock and could limit the ability of our other stockholders to influence the outcome of director elections and other transactions submitted to a vote of stockholders

Our executive officers and members of our board of directors beneficially own 9,910,515 shares of common stock, or 41.46% of the outstanding shares of our common stock. These stockholders may have the power to influence all matters requiring approval by our stockholders, including the election of directors and approval of mergers and other significant corporate transactions.

Our stock price may fall as a result of the 10,535,133 shares of common stock, or 44.08% of our outstanding common stock, that are currently eligible for resale

Sales of a substantial number of shares of common stock in the public market could cause the market price for our common stock to decline. Of the 23,898,165 shares of common stock outstanding as of April 20, 2006, 321,875 shares have been registered pursuant to a selling stockholder registration statement and 1,800,000 shares were sold in our initial public offering, which closed on August 9, 2000. The foregoing shares, representing 8.88% of our outstanding shares of common stock, are immediately available for resale.

In addition to the foregoing shares, up to 8,413,258 shares of common stock, or 35.2% of our outstanding shares of common stock, are available for resale in accordance with Rule 144(k) under the Securities Act. These shares, along with the shares of common stock sold in our initial public offering and the shares registered in the selling stockholder offering, represent 10,535,133 shares, or 44.08% of our outstanding shares of common stock. As to our remaining shares of common stock, 13,363,032, or 55.92% are currently ineligible for resale.

As of April 20, 2006, we had options and warrants outstanding to purchase 3,527,621 shares of common stock at a weighted average exercise price of $0.27 per share, all of which are immediately exercisable.

The sale of a substantial number of shares of our common stock within a short period of time could cause our stock price to fall. In addition, the sale of these shares could impair our abilities to raise capital through the sale of additional common stock.

Risks Related to this Offering

Given the limited liquid trading market that exists for our common stock, and the significant number of shares of common stock which will be immediately eligible for resale upon the effectiveness of this registration statement, the price of our common stock could be severely negatively impacted unless a significant trading market develops for our common stock

Our common stock, which is quoted on the Over the Counter Bulletin Board, has limited liquidity. Presently, there are 10,535,133 shares of common stock eligible for resale. Upon the effectiveness of this registration statement, there will be an additional 13,993,705 shares of common stock eligible for resale, including shares of common stock issuable upon the exercise of stock options and warrants included herein, as well as shares available for resale in accordance with Rule 144(k) of the Securities Act. Given the fairly inactive trading market which exists for our common stock, unless a significant trading market develops, it is likely that our common stock will be negatively impacted upon the sale of a substantial number of shares within a short period of time.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following:

•	the implementation of our diversification strategy; and

•	the limited remaining term of our existing revenue sharing agreements.

These statements may be found under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Determination of Offering Price,” “Dividend Policy,” “Selling Stockholders, Option Holders and Warrant Holders,” “Plan of Distribution,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements typically are identified by use of terms such as “may,” “will,” “would,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including:

•	our ability to successfully implement our diversification strategy, including the acquisition of an operating company on favorable terms;

•	our ability to achieve liquidity, if any, from our investments made in third party private companies;

•
the timing of implementation of our diversification strategy, and the realization of revenues therefrom, as compared to the future loss of revenues anticipated upon the conclusion of existing revenue sharing agreements;

•
our ability to achieve sufficient third party financing, from the issuance of debt, common stock or convertible preferred securities, sufficient to implement our diversification strategy and offset our anticipated decrease in revenues upon the conclusion of existing revenue sharing agreements; and

•	general economic and business conditions as relates to obtaining third party financing and the lodging industry.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by selling stockholders. We will receive the exercise proceeds relating to the exercise of options and warrants specified hereunder. Assuming the option holders and warrant holders elect to exercise all of their respective options and warrants set forth herein, we will receive proceeds, in the amount of $158,897, from such exercises. There is no assurance that any of the options or warrants will be exercised given that the exercise of options and warrants will be directly impacted by the price of, and liquidity in, our common stock. To the extent that options and warrants are exercised, the proceeds we receive will be used for general working capital purposes.

Although we have agreed to bear the expense of registration of the shares of common stock registered pursuant to this registration statement, we will not be responsible for any commissions and discounts of agents or broker-dealers and transfer taxes, if any, incurred by selling stockholders, option holders or warrant holders.

DETERMINATION OF OFFERING PRICE

Our common stock is quoted on the Over the Counter Bulletin Board under the trading symbol “ERMS.” The following table sets forth the high and low closing sale prices of our common stock, as reported on the Over the Counter Bulletin Board, during the periods indicated.

Calendar Quarter Ended	Low	High
March 31, 2003	$0.11	$0.20
June 30, 2003	$0.13	$0.34
September 30, 2003	$0.11	$0.21
December 31, 2003	$0.14	$0.33
March 31, 2004	$0.15	$0.22
June 30, 2004	$0.16	$0.37
September 30, 2004	$0.31	$0.41
December 31, 2004	$0.25	$0.37
March 31, 2005	$0.22	$0.35
June 30, 2005	$0.19	$0.48
September 30, 2005	$0.30	$0.44
December 31, 2005	$0.17	$0.40
March 31, 2006	$0.17	$0.30
June 30, 2006 (through April 20, 2006)	$0.25	$0.27

The last reported price of our common stock on the Over the Counter Bulletin Board, as of April 20, 2006 was $0.25 per share. We have approximately 420 shareholders of record, which does not reflect the beneficial stockholders whose shares are held in nominee names. We are not aware of any public market for our options or warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. Our board presently, and for the foreseeable future, intends to retain all of our earnings, if any, for the development of our business. The declaration and payment of cash dividends in the future will be at the discretion of our board and will depend upon a number of factors, including, among others, our future earnings, operations, funding requirements, restrictions under our credit facility, our general financial condition and any other factors that our board considers important. Investors should not purchase our common stock with the expectation of receiving cash dividends.

SELLING STOCKHOLDERS AND WARRANT HOLDERS

The following table sets forth the name of each selling stockholder, option holder and warrant holder, the aggregate number of shares of common stock beneficially owned by each selling stockholder, option holder and warrant holder as of April 20, 2006, the aggregate number of shares of common stock that each selling stockholder, option holder and warrant holder may offer and sell pursuant to this prospectus and the percentage ownership of the outstanding shares of our common stock for each selling stockholder, option holder and warrant holder, including shares issuable upon the exercise of options and warrants, assuming the sale of all shares of common stock offered by this prospectus.

Because each selling stockholder, option holder or warrant holder may offer all or a portion of the shares of common stock offered by this prospectus at any time, and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder, option holder or warrant holder may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold after completion of this offering, none of the selling stockholders, option holders or warrant holders will own more than one percent of the shares of common stock outstanding, other than Ash Capital, LLC and Herbert A. Hardt.

Except as otherwise, indicated, all securities are owned directly by each selling stockholder, option holder and warrant holder. The total numbers set forth in the table below have been adjusted to account for the inclusion of the shares beneficially owned by Ash Capital, LLC, Gestetner Group, LLC, Herbert A. Hardt, Lawrence K. Wein and Providence Management, LLC. The beneficial ownership is calculated based on 23,898,165 shares of our common stock outstanding as of April 20, 2006, and 24,528,838 shares of our common stock outstanding after the offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the Commission, and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares issuable upon the exercise of options or warrants that are currently exercisable, or become exercisable within sixty days of April 20, 2006, are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by another individual. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders or warrant holders or based upon our actual knowledge. Percentage ownership of less than 0.01% is indicated with an asterisk (*).

Within the past three years, the following selling stockholders, option holders and warrant holders have held a position or office with us, or entered into a material relationship with us: (i) David A. Gestetner, the managing member of Gestetner Group, LLC, has served as our President, Chief Executive Officer and Chairman since October 1, 2003. In addition, on October 1, 2003, Gestetner Group, LLC loaned us the sum of $50,000 in consideration for the issuance of a convertible promissory note. Outstanding principal and accrued interest was converted on September 1, 2005 into 1,153,644 shares of our common stock at a conversion price of $0.05 per share. Further, Gestetner Group, LLC was issued a warrant to purchase 4,000,000 shares of common stock, exercisable at $0.05 per share, in conjunction with providing the $50,000 loan. The foregoing warrant was exercised, in full, on September 7, 2005; (ii) Herbert A. Hardt has served on our board of directors since June 2002; (iii) Lawrence K. Wein has served on our board of directors since October 2003; (iv) Ash Capital, LLC is wholly owned by Dr. Alan C. Ashton, a former member of our board of directors and audit and compensation committees. Ash Capital is managed by Providence Management, LLC, which is co-managed by James C. Savas, a member of our board of directors, and David S. Harkness, our former President and Chief Executive Officer. On September 1, 2005, Ash Capital converted its convertible secured promissory note, in the original principal amount of $347,500, into 2,865,550 shares of common stock at the conversion rate of $0.15 per share. In addition, on such date, Ash Capital was issued a warrant to purchase 53,775 shares of common stock at an exercise price of $0.13 through October 1 , 2008; (v) John J. Prehn, a former member of our board of directors; (vi) S. Leslie Flegel, a former member of our board of directors; and (vii) Lawrence S. Schroeder, a former member of our board of directors.

The information with respect to beneficial ownership of common stock held by each person or entity in the table below is based upon record ownership data provided by our transfer agent, American Stock Transfer & Trust Company, information as supplied or confirmed by selling stockholders, option holders and warrant holders, or based upon our actual knowledge.

NAME OF SELLING	NUMBER OF	NUMBER OF	PERCENTAGE OF
STOCKHOLDER, OPTION	SHARES	SHARES	OUTSTANDING
HOLDER AND	BENEFICIALLY	OFFERED	SHARES AFTER
WARRANT HOLDERS	HELD	HEREBY	THE OFFERING
Selling Stockholders
Ash Capital, LLC[1] (James Savas)	3,884,537	3,250,166	2.59%
Maurice Brenig	575,494	575,494	*
Cameron Capital Ltd. (Jeremy Peale)	96,154	96,154	*
Andrew Finkelstein	39,602	28,847	*
S. Leslie Flegel[2]	269,143	96,154	0.71%
Hannah Sarah Frenkel	575,494	575,494	*
Evelyn Gestetner	589,530	589,530	*
Gestetner Group LLC[3] (David Gestetner)	5,157,644	5,153,644	0.02%
Herbert Hardt[4]	600,821	151,154	1.83%
Anthony Heller	150,000	150,000	*
David Heller	575,494	575,494	*
Helmsbridge Holdings Limited (Anthony Heller)	421,093	421,093	*
Rose Kaminer	575,494	575,494	*
Maxine B. Lobel	48,077	48,077	*
Peter S. Lynch	769,231	769,231	*
John O'Donnell, Jr.	19,231	19,231	*
Liba Pappenheim	575,494	575,494	*
John J. Prehn[5]	284,977	192,308	0.38%
Providence Management, LLC[6] (James Savas)	3,918,729	19,231	0.06%
Adele Schwartz	575,494	575,494	*
Myles Seideman	48,077	48,077	*
SKM Investments, LLC (Sherm Margetts)	238,785	96,154	0.58%
Jay Smith	10,000	10,000	*
Jeff State	48,077	48,077	*
Tamrio, Inc.	48,077	48,077	*
Lawrence K. Wein[7]	105,000	55,000	0.20%
Leah Weinstein	575,494	575,494	*
Frieda Wolman	575,494	575,494	*
Subtotal of Selling Stockholders (As a group)	21,350,737	15,894,157	6.37%

NAME OF SELLING	NUMBER OF	NUMBER OF	PERCENTAGE OF
STOCKHOLDER, OPTION	SHARES	SHARES	OUTSTANDING
HOLDER AND	BENEFICIALLY	OFFERED	SHARES AFTER
WARRANT HOLDERS	HELD	HEREBY	THE OFFERING
Name of Option Holder
April Weeda	10,000	10,000	*
Dan Bird	35,000	30,000	0.02%
Donna Best	3,334	3,334	*
Douglas Seastrand	130,000	30,000	0.41%
Fred Brecke	3,334	3,334	*
Hall Communications, Inc. (Richard Mick Hall)	200,000	200,000	*
Jack Warren	6,667	6,667	*
Jerico Donovan	20,226	20,000	*
John Kendall	17,938	15,000	0.06%
Joy Ramsey	25,000	15,000	0.04%
Kathy Garland	3,334	3,334	*
Lawrence S. Schroeder[8]	86,296	894	0.32%
Mark Ames	3,334	3,334	*
Marshall Mitchell	11,500	10,000	*
Michael Staheli	5,000	5,000	*
Monness, Crespi, Hardt & Co.[9] (Herbert Hardt)	100,000	100,000	*
Nate Begay	12,325	10,000	0.04%
Ron Ward	10,000	10,000	*
Ryan Brooks	15,000	10,000	0.02%
Steve Parkinson	3,334	3,334	*
Teri Bunker	6,667	6,667	*
Tom Thomas	10,000	10,000	*
Subtotal of Option Holders	718,289	505,898	0.91%
Name of Warrant Holder
Ash Capital, LLC[1] (James Savas)	3,884,537	53,775	15.62%
Herbert Hardt[4]	600,821	25,000	2.35%
Schreiber and Klein Consulting, LLC (Paul Schreiber)	6,000	6,000	*
SSM Distributors (Sherm Margetts)	40,000	40,000	*
Subtotal of Warrant Holders	4,531,358	124,775	17.96%
TOTAL	18,847,585	16,524,830	25.24%

_______________________

1 Reflects the direct ownership of 3,685,449 shares of common stock, an option to purchase 145,313 shares of common stock, and a warrant to purchase 53,775 shares of common stock. Ash Capital is controlled by Alan C. Ashton, a former member of our board of directors, and audit and compensation committees. Ash Capital is managed by Providence Management, LLC and holds a 20% profits interest in Ash Capital. Providence Management, LLC is co-managed by James C. Savas, a member of our board of directors. A total of 3,250,166 shares of common stock directly held by Ash Capital are being registered herein, as well as 53,775 shares of common stock underlying a warrant directly held by Ash Capital.

2 Mr. Flegel is a former member of our board of directors, and audit and compensation committees.

3 Reflects the direct ownership of 4,000 shares of common stock. In addition, also includes the beneficial ownership of (i) 1,153,644 shares of common stock issued to Gestetner Group, LLC on September 1, 2005 (which shares are being registered herein) upon the conversion of a promissory note, at the rate of $0.05 per share, in the original principal amount of $50,000 plus accrued interest of $38,411, and (ii) 4,000,000 shares of common stock issued to Gestetner Group, LLC on September 7, 2005 (which shares are being registered herein) relating to the exercise of a warrant at $0.05 per share. Mr. Gestetner serves as our President, Chief Executive Officer and Chairman of the Board, as well as the managing member of Gestetner Group, LLC.

4 Reflects the direct ownership of 420,821 shares of common stock and options to purchase 80,000 shares of common stock, and the beneficial ownership of options to purchase 100,000 shares of common stock held by Monness, Crespi, Hardt & Co. Inc., an entity of which Mr. Hardt is a principal. Of the foregoing securities, 151,154 shares of common stock directly held by Mr. Hardt are being registered herein. In addition, 25,000 shares of common stock underlying a warrant directly held by Mr. Hardt are being registered herein. Mr. Hardt serves on our board of directors, and audit and compensation committees.

5 Mr. Prehn is a former member of our board of directors and previously served as chairman of our audit committee.

6 Reflects the direct ownership of 19,231 shares of common stock (which shares are being registered herein) and an option to purchase 14,961 shares of common stock held by Providence Management, LLC, an entity for which Mr. Savas is co-manager and 50% owner, and the beneficial ownership of the following securities held by Ash Capital, LLC, or Ash Capital, an entity which Providence Management, LLC serves as the manager and holds a 20% profits interest in: (a) 3,685,449 shares of common stock (2,865,550 shares of which were issued on September 1, 2005 upon the conversion by Ash Capital of a promissory note, in the original principal amount of $347,500 plus accrued interest of $82,332, at the rate of $0.15 per share), (b) an option to purchase 145,313 shares of common stock, and (c) a warrant to purchase 53,775 shares of common stock. Mr. Savas disclaims any beneficial ownership of the shares of common stock and options to purchase shares of common stock beneficially owned as a result of his affiliation with Ash Capital.

7 Reflects the direct ownership of 55,000 shares of common stock (which shares are being registered herein) and options to purchase 50,000 shares of common stock. Mr. Wein serves on our board of directors and audit committee.

8 Mr. Schroeder is a former member of our board of directors and previously served as chairman of our compensation committee.

 9 Monness, Crespi, Hardt & Co., Inc. previously provided consulting services to the Company in consideration for the issuance of an option to purchase 100,000 shares of common stock, exercisable at $0.26 per share. Mr. Hardt, a member of our board of directors, audit and compensation committees, serves as a principal of Monness, Crespi, Hardt & Co., Inc.

Common Stock Issued to Selling Stockholders

The shares of common stock being registered in this offering on behalf of selling stockholders were issued in conjunction with (i) our private placement of common stock that closed on March 8, 2002, (ii) extraordinary services provided by Herbert A. Hardt and Lawrence K. Wein, each of which serve on our board of directors, (iii) the conversion of secured promissory notes by the Gestetner Group, LLC, Ash Capital, LLC and ten other parties, on September 1, 2005, (iv) the exercise of warrants to purchase shares of common stock effected by the Gestetner Group, LLC, and ten other parties, on September 7, 2005.

On March 8, 2002, we closed a private placement which resulted in the issuance of 2,723,139 shares of common stock at a price of $0.52 per share, for gross proceeds of $1,416,032. The private placement was priced as of the closing price of our common stock, as then quoted on the Nasdaq SmallCap Market, on February 20, 2002. Of the 2,723,139 shares issued in the private placement, Herbert A. Hardt, a current member of our board of directors, purchased 96,154 shares of common stock. In addition, S. Leslie Flegel and John J. Prehn, each of whom previously served on our board of directors, purchased 96,154 shares and 192,308 shares, respectively. Further, Ash Capital, LLC, or Ash Capital, an entity affiliated with Dr. Alan C. Ashton, a former member of our board of directors, and Providence Management, LLC, an entity affiliated with James C. Savas, a current member of our board of directors, purchased 384,616 and 19,231 shares, respectively. As part of the terms and conditions of the private placement, we agreed to register all of the shares of common stock purchased by the investors therein. Of the 2,723,139 shares sold in the private placement, 2,150,388 shares are being registered herein. The remaining shares were previously sold pursuant to the exemption from securities registration provided by Rule 144(k) provided by the Securities Act of 1933, as amended, or the Securities Act. The issuance of the securities in the private placement was made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. We did not engage any underwriters with respect to the private placement of our common stock.

On March 29, 2004, we issued 30,000 shares of common stock to each of Herbert A. Hardt and Lawrence K. Wein for extraordinary services performed as members of our board of directors. In connection with the foregoing issuances of common stock, we agreed to register the shares issued to Messrs. Hardt and Wein. The issuance of the securities to Messrs. Hardt and Wein was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

On September 1, 2005, Gestetner Group, LLC, Ash Capital, LLC, or Ash Capital, and ten other parties, converted their secured convertible promissory notes, in the original principal amount of $597,500, plus accrued interest of $120,743, into 8,633,769 shares of common stock. The notes in the cumulative amount of $250,000 to Gestetner Capital, LLC and ten other parties, were originally issued on October 1, 2003 and were converted at $0.05 per share. The Ash Capital Note, which relates to loans of $322,500 and $25,000 made to us on November 8, 2002 and August 22, 2003, respectively, was converted at $0.15 per share. As part of the loans made by Gestetner Group, LLC, Ash Capital and ten other parties, we provided registration rights on the shares of common stock issued upon conversion. The issuance of the notes was made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act.

On September 7, 2005, Gestetner Group, LLC and ten other parties exercised warrants to purchase a total of 5,000,000 shares of common stock. The exercise price on the warrants was $0.05 per share. The issuance of the warrants were made in conjunction with the issuance of the notes to Gestetner Group, LLC and ten other parties on October 1, 2003, and included registration rights on the shares of common stock underlying them. The issuance of the warrants was made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act.

On March 17, 2006, we issued 25,000 shares of common stock to each of Herbert A. Hardt and Lawrence K. Wein for extraordinary services performed as members of our board of directors. In connection with the foregoing issuances of common stock, we agreed to register the shares issued to Messrs. Hardt and Wein. The issuance of the securities to Messrs. Hardt and Wein was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

Options Issued to Option Holders

The shares of common stock being registered in this offering on behalf of option holders were originally granted on December 31, 2001 in the form of stock options in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act. With the exception of the option issued to Hall Communications, Inc., the options were issued as compensation for services rendered by members of our board of directors, employees and consultants. All of the options have an exercise price of $0.26 per share, the closing price of our common stock on December 31, 2001. The options were issued to the following persons in the following amounts:

•
Option to purchase 100,000 shares of common stock to Monness, Crespi, Hardt & Co. exercisable through December 31, 2011. Herbert A. Hardt, a member of our board of directors, serves as a principal and significant owner of Monness Crespi, Hardt & Co. The option was issued for services pursuant to a consulting agreement.

•	Option to purchase 200,000 shares of common stock to Hall Communications, Inc. pursuant to the terms of a settlement agreement. The option expires on December 31, 2006.

•
Options to purchase an aggregate of 205,898 shares of common stock to nineteen of our then existing employees, and to Lawrence S. Schroeder, a former member of our board of directors for completing a sale of our products. The options are exercisable through December 31, 2011.

We provided registration rights to all of the option holders regarding the shares of common stock underlying the options.

Warrants Issued to Warrant Holders

The shares of common stock being registered in this offering on behalf of warrant holders were made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act. Each of the warrants noted below included registration rights. The warrants were issued to the following persons in the following amounts:

•
Warrant to purchase 40,000 shares of common stock to SSM Distributors. The warrant was issued on March 11, 2004 in consideration for an outstanding obligation. The warrant is exercisable at $0.25 and expires on March 11, 2007.

•
Warrant to purchase 6,000 shares of common stock in favor of Schreiber and Klein Consulting, LLC for consulting services. The warrant was issued on November 15, 2004 at an exercise price of $0.26 per share. The warrant expires on November 15, 2007.

•
Warrant to purchase 25,000 shares of common stock issued to Herbert A. Hardt, a member of our board of directors. The warrant was issued on August 9, 2005 in consideration for extraordinary services provided by Mr. Hardt. The warrant is exercisable at $0.35 and expires on August 9, 2010.

•
Warrant to purchase 53,775 shares of common stock was issued to Ash Capital, LLC, an entity wholly owned by Dr. Alan C. Ashton, a former member of our board of directors, and managed by Providence Management, LLC, an entity co-managed by James C. Savas, a current member of our board of directors. The warrant, which was formally issued on September 1, 2005, is exercisable at $0.13 per share through October 1, 2008.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered for sale by this prospectus on behalf of selling stockholders, option holders and warrant holders. As used in this section, “selling stockholders,” “option holders” and “warrant holders” include donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates and limited or general partners, all of which are referred to as a group below as transferees. Selling stockholders, option holders and warrant holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will pay all costs, expenses and fees in connection with the registration of the shares. Selling stockholders, option holders and warrant holders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them. Shares of common stock may be sold by selling stockholders, option holders or warrant holders, from time to time, in one or more types of transactions (which may include block transactions) on the Over the Counter Bulletin Board or on any other market on which our common stock may, from time to time, be trading.

Selling stockholders, option holders and warrant holders shall have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may, or may not, involve brokers or dealers. To the best of our knowledge, selling stockholders, option holders or warrant holders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, selling stockholders, option holders or warrant holders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future following effectiveness of this registration statement.

Selling stockholders, option holders and warrant holders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from selling stockholders, option holders and warrant holders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder, option holder or a warrant holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by selling stockholders, option holders and warrant holders.

We have agreed to indemnify selling stockholders, option holders and warrant holders against certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, with respect to any untrue statement, alleged untrue statement, omission or alleged omission of any material fact contained in, or required to be contained in, the registration statement for their shares or this prospectus. Selling stockholders, option holders and warrant holders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act. Because selling stockholders, option holders or warrant holders may be deemed to be "underwriters" within the meaning of the Securities Act, selling stockholders, option holders and warrant holders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, selling stockholders, option holders, warrant holders and any other person participating in the offering will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock. Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, selling stockholders or warrant holders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. To our knowledge, other than Monness, Crespi Hardt & Co., Inc., a firm that Herbert A. Hardt serves as a principal, no selling shareholder, option holder or warrant holder is affiliated with a broker-dealer licensed with the National Association of Securities Dealers. Herbert A. Hardt has either (a) purchased the shares of common stock held by him in the ordinary course of business, (b) been issued shares of common stock, and warrants to purchase shares of common stock, by us for extraordinary services rendered in the capacity of a director, or (c) been issued options to purchase common stock by us on an annual basis for serving as a director. In each case, Mr. Hardt had no agreements or understandings, directly or indirectly, with any person to distribute any of the securities purchased by, or issued to, Mr. Hardt.

In certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with. If a selling stockholder, option holder or a warrant holder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

SELECTED FINANCIAL DATA

This section presents selected historical financial data of eRoomSystem Technologies, Inc. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected information in this section is not intended to replace the financial statements. We derived the selected consolidated statement of operations data presented below for each of our 2004 and 2005 fiscal years and the balance sheet data at December 31, 2004 and 2005 from our audited consolidated financial statements appearing elsewhere in this prospectus. We derived the selected consolidated statement of operations data presented below for our 2003 fiscal year and the balance sheet data at December 31, 2003 from our audited financial statements not appearing in this prospectus, but included with our annual report on Form 10-KSB as filed with the Commission on March 30, 2004.

	Years Ended December 31,
	2003	2004	2005
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Revenue sharing arrangements	$1,116	$1,103	$1,204
Maintenance fees	361	363	345
Product sales	21	123	7
Total revenue	1,498	1,591	1,557
Cost of revenue:
Revenue sharing arrangements	715	515	512
Maintenance fees	141	72	58
Product sales	5	3	1
Write-off of obsolete inventory	250	-	-
Loss on impairment of refreshment centers in service	497	-	-
Total cost of revenue	1,610	591	572
Gross margin (deficit)	(111)	999	984
Operating expenses:
Selling and general and administrative	1,475	784	642
Research and development	23	38	1
Interest expense	591	209	319
Gain on collection of previously written off receivables	-	(312)	-
Gain on sale of assets	-	-	(52)
Interest and other income	(11)	(7)	(84)
Total operating expenses	2,077	712	826
Income (loss) from operations	(2,189)	287	158
Other income (expense):
Gain on forgiveness of liabilities and debt	467	612	2
Net income (loss)	$(1,721)	$900	$160
Basic earnings (loss) per common share	$(0.16)	$0.09	$0.01
Diluted earnings (loss) per common share	$(0.16)	$0.04	$0.01
Basic weighted-average common shares outstanding	10,871	10,433	15,005
Diluted weighted-average common shares outstanding	10,871	22,561	15,673

Balance Sheet Data:
Cash	381	646	1,316
Working capital (deficit)	(603)	445	1,211
Total assets	3,107	3,030	3,309
Long-term liabilities	1,527	1,111	349
Total stockholders’ equity	352	1,312	2,469

Please see Note 1 of the notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and notes to our financial statements, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Information” and elsewhere in this prospectus.

Overview

Our core business is the development and installation of an intelligent, in-room computer platform and communications network, or the eRoomSystem, for the lodging industry. The eRoomSystem is a computerized platform and processor-based system designed to collect and control data. The eRoomSystem supports our fully automated and interactive eRoomServ refreshment centers, eRoomSafes, eRoomEnergy products, and the eRoomTray. In 2005, we commenced our diversification strategy of investing in third party emerging growth companies. To this end, we have made investments totaling $60,000, consisting of $10,000 in Identica Holdings Corporation and $50,000 in Aprecia, LLC, for which we received 1,666,667 and 2,083,333 shares of common stock, respectively. In addition, we have loaned Identica $150,000 in cash. The loan is secured by a security interest in all the assets of Identica and is evidenced by a promissory note. In consideration for making the loan, we were issued a warrant to purchase one million (1,000,000) shares of common stock of Identica, exercisable at $0.15 per share at any time through May 20, 2010. We may make additional investments in promising emerging growth companies, and potentially acquire an operating company if the opportunity arises.

Our existing products interface with the hotel’s property management system through our eRoomSystem communications network. The hotel’s property management system posts usage of our products directly to the hotel guest’s room account. The solutions offered by our eRoomSystem and related products have allowed us to install our products and services in several premier hotel chains, including Marriott International, Hilton Hotels and Carlson Hospitality Worldwide, in the United States and internationally.

One of the byproducts of our technology is the information we have collected since our first product installation. To date, we have collected several million room-nights of data. Through our eRoomSystem, we are able to collect information regarding the usage of our products on a real-time basis. We use this information to help our customers increase their operating efficiencies.

Description of Revenues

Historically, we have received most of our revenues from the sale or placement under a revenue-sharing program of our products in hotels. We expect that these revenues will account for a substantial majority of our revenues for the foreseeable future. In addition, we may receive revenues in the future upon the sale of securities received in consideration for investments made in third party companies in 2005 and 2006; provided, however, the return on such investments is not assured.

We also generate revenues from maintenance and support services relating to our existing installed products. Our dependence on the lodging industry, including its guests, makes us extremely vulnerable to downturns caused by the general economic environment. Such a downturn could result in fewer purchases by hotel guests of goods and services from our products installed in hotels, and accordingly lower revenues where our products are placed pursuant to a revenue sharing agreement. Time spent by individuals on travel and leisure is often discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends, in part, upon discretionary consumer spending and economic conditions affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation.

Our revenue-sharing program provides us with a seven-year revenue stream under each revenue-sharing agreement. Because many of our customers in the lodging industry traditionally have limited capacity to finance the purchase of our products, we designed our revenue-sharing program accordingly. Through our revenue-sharing plan, we have installed our products at little or no upfront cost to our customers and share in the recurring revenues generated from sales of goods and services related to our products. We retain the ownership of the eRoomServ refreshment centers and eRoomSafes throughout the term of the revenue-sharing agreements and the right to re-deploy any systems returned to us upon the expiration or earlier termination of the revenue-sharing agreements. We have failed to place any products, either on a revenue sharing or sale basis in the prior three years, and we have no present intention of placing new products in the future. We do, however, intend to continue to service and maintain our existing installed product base for the remaining life of the contracts relating thereto.

Our revenues over the past few years have been fairly stable as we have focused on service and maintenance of our existing installed products and have not installed new products at hotels. Over time, our revenues relating to our installed products will decline as existing revenue sharing agreements conclude. Given the foregoing, in 2005 we commenced our diversification strategy to invest in emerging growth companies. To date we have made investments in Identica Holdings Corporation, a privately held distributor and integrator of next-generation biometric security solutions, including the TechSphere hand vascular pattern biometric technology, and Aprecia, LLC, a privately held provider of applied artificial intelligence solutions for gaming and homeland security applications. We continue to explore opportunities and perform due diligence on third parties with respect to additional potential investments. At this time, we have not reached a definitive agreement to make further investments. In addition, we may acquire an operating company in the future if the opportunity arises. Over time, we may realize revenues from the sale of securities purchased from Identica, Aprecia and other third party companies, if applicable. The timing and return on such investments, however, cannot be assured.

We anticipate that we will receive more than 50% of the recurring revenues from the sale of goods and services generated by eRoomServ refreshment centers, eRoomSafes and eRoomTray solutions installed pursuant to revenue-sharing agreements. Our customers receive the remainder of the recurring revenues. AMRESCO is paid from our portion of the revenues pursuant to our financing agreement with AMRESCO, relating solely to those units for which it previously provided financing.

We installed zero new products in the years ended December 31, 2005 and 2004.

Revenue Recognition

Sales revenue from our products is recognized upon completion of installation and acceptance by the customer. We do not, however, expect to generate meaningful sales revenue as such revenues are limited to the sales of replacement equipment and parts to hotel clients who previously purchased our products. Sales revenue from the placement of our eRoomServ refreshment centers and eRoomSafes under our revenue-sharing program are accounted for similar to an operating lease, with the revenues recognized as earned over the term of the agreement. In some instances, our revenue-sharing agreements provide for a guaranteed minimum daily payment by the hotel. We negotiated our portion of the revenues generated under our revenue-sharing program based upon the cost of the equipment installed and the estimated daily sales per unit for the specific customer.

We have entered into installation, maintenance and license agreements with most of our existing hotel customers. Installation, maintenance and license revenues are recognized as the services are performed, or pro rata over the service period. We defer all revenue paid in advance relating to future services and products not yet installed and accepted by our customers.

Our installation, maintenance and license agreements stipulate that we collect a maintenance fee per eRoomServ refreshment center per day, payable on a monthly basis. Our objective is to generate gross profit margins of approximately 40% from our maintenance-related revenues. We base this expectation on our historical cost of maintenance of approximately $0.04 per unit per day and, pursuant to our maintenance agreements, our projected receipt of generally not less than $0.08 per unit per day.

Description of Expenses

Cost of product sales consists primarily of production, shipping and installation costs. Cost of revenue-sharing arrangements consists primarily of depreciation of capitalized costs for the products placed in service. We capitalize the production, shipping, installation and sales commissions related to the eRoomServ refreshment centers, eRoomSafes, eRoomTrays and eRoomEnergy management products placed under revenue-sharing agreements. Cost of maintenance fee revenues primarily consists of expenses related to customer support and maintenance.

Selling, general and administrative expenses primarily consist of general and administrative expenses including professional fees, salaries and related costs for accounting, administration, finance, human resources, information systems and legal personnel.

Research and development expenses consist of payroll and related costs for hardware and software engineers, quality assurance specialists, management personnel, and the costs of materials used by our consultants in the maintenance of our existing installed products. As we have elected not to install new products at hotels, our research and development expenses were not material in fiscal year 2005 and we do not expect this to change in the future periods.

In accordance with Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material to date. We have charged our software development costs to research and development expense in our consolidated statements of operations.

Results of Operations

The following table sets forth selected statement of operations data as a percentage of total revenues for the years indicated:

	Fiscal Years ended December 31,
	2004	2005
Statement of Operations Data:
Revenue:
Revenue-sharing arrangements	69.4%	77.3%
Maintenance fees	22.8	22.2
Product sales	7.8	0.5
Total revenue	100.0	100.0%
Cost of revenue:
Revenue-sharing arrangements	32.4%	32.9%
Maintenance	4.6	3.8
Product sales	0.2	0.1
Total cost of revenue	37.2	36.8
Gross margin	62.8	63.2

Operating expenses:
Selling, general and administrative expense	49.3%	41.3%
Research and development expense	2.4	0.1
Interest expense	13.2	20.5
Gain in collection of previously written off receivables	(19.6)	0.0
Gain on sale of assets	0.0	(3.4)
Interest and other income	(0.5)	(5.4)
Net operating expenses	44.8	53.1
Income from operations	18.1%	10.2%
Other income (expense):
Gain on forgiveness of liabilities and debt	38.5	0.1
Net income (loss)	56.6%	10.3%

Years Ended December 31, 2005 and 2004

Revenues

Revenue Sharing Arrangements — Our revenue from revenue-sharing arrangements was $1,204,219 in 2005 as compared to $1,103,945 for 2004, representing an increase of $100,274, or 9.1%. The increase in revenue from revenue-sharing arrangements was due to better performance of our products installed pursuant to revenue sharing agreements. During the years ended December 31, 2005 and 2004, we did not place additional products on a revenue sharing basis.

Maintenance Fee Revenue — Our maintenance fee revenue was $345,738 for 2005 and $363,501 for 2004, representing a decrease of $17,763, or 4.9%. The decrease in maintenance fee revenue was due to a decreased number of products installed with maintenance agreements.

Product Sales — Our revenue from product sales was $7,331 in 2005, as compared to $123,713 in 2004, representing a decrease of $116,382, or 94.1%. The decrease in revenue from product sales was a result of no material equipment sales occurring in 2005.

Cost of Revenue

Cost of Revenue-Sharing Revenue — Our cost of revenue-sharing revenue was $512,316 for 2005 and $515,124 for 2004, representing a decrease of $2,808, or 0.5%. The decrease in the cost of revenue-sharing revenue was not material. The gross margin percentage on revenue-sharing revenue was 57.5% in 2005 as compared to 53.3% in 2004.

Cost of Maintenance Revenue — Our cost of maintenance revenue was $58,786 for 2005 as compared to $72,915 for 2004, representing a decrease of $14,129, or 19.4%. The decrease in the cost of maintenance revenue was primarily due to fewer repair issues, with respect to installed products, in 2005 as compared to 2004. The gross margin percentage on maintenance revenues was 83.0% in 2005 as compared to 79.9% in 2004.

Cost of Product Sales Revenue — Our cost of product sales revenue was $1,261 for 2005 as compared to $3,142 for 2004, representing a decrease of $1,881, or 59.9%. The decrease, while significant from a percentage standpoint, was not material. The gross margin percentage on revenue from product sales revenue was 82.8% in 2005 as compared to 97.5% in 2004. The high gross margin percentage in 2004 relates to the sale of 260 refreshment centers that were previously written-off and, accordingly, no cost of product sales was attributed to such sale.

The changes and percent changes with respect to our revenues and our cost of revenue for the years ended December 31, 2005 and 2004 are as follows:

	For the Years Ended December 31,
	2005	2004	Change	Percent Change
REVENUE
Revenue-sharing arrangements	$1,204,219	$1,103,945	$100,274	9.1%
Maintenance fees	345,738	363,501	(17,763)	4.9%
Product sales	7,331	123,713	(116,382)	94.1%
Total Revenue	1,557,288	1,591,159	(33,871)	2.1%

COST OF REVENUE
Revenue-sharing arrangements	512,316	515,124	(2,808)	0.5%
Maintenance	58,786	72,915	(14,129)	19.4%
Product sales	1,261	3,142	(1,881)	59.9%
Total Cost of Revenue	572,363	591,181	(18,818)	3.2%

GROSS MARGIN PERCENTAGE
Revenue-sharing arrangements	57.5%	53.3%
Maintenance	83.0%	79.9%
Product sales	82.8%	97.5%
Total Gross Margin Percentage	63.2%	62.8%

Although the preceding table summarizes the net changes and percent changes with respect to our revenues and our cost of revenue for the years ended December 31, 2005 and 2004, the trends contained therein are limited to a two-year comparison and should not be viewed as a definitive indication of our future results.

Operating Expenses

Selling, General and Administrative — Selling, general and administrative expenses were $642,508 for 2005 and $784,110 for 2004, representing a decrease of $141,602, or 18.1%. Selling, general and administrative expenses represented 41.3% of our total revenues in 2005 and 49.3% of our total revenues in 2004. The decrease in selling, general and administrative expenses related to our continued reduction in fixed overhead expenses.

Research and Development Expenses — Research and development expenses were $1,959 for 2005 and $38,527 for 2004, representing a decrease of $36,568, or 94.9%. The decrease in research and development expenses was due to our decision not to undertake new research and development projects given that we do not anticipate making further placements of new products at hotels. Research and development expenses represented 0.1% of our total revenue in 2005 and 2.4% of our total revenue in 2004.

Interest expense was $319,062 for 2005 as compared to $209,961 for 2004, an increase of $109,101, or 52.0%. The increase in interest expense related primarily to the remainder of the unamortized discount of $154,109 that was recognized upon the early conversion of the outstanding notes payable on September 7, 2005. In 2005, we did not realize a gain on collection of previously written off receivables, as compared to a gain on collection of previously written off receivables in the amount of $312,500 in 2004. We realized a gain on the sale of assets in 2005 of $52,624, as compared to no gain on the sale of assets in 2004. Income from operations for 2005 was $158,405, as compared to $287,308 in 2004. The Company also realized a gain on forgiveness of liabilities and debt of $2,097 in 2005 as compared to $612,718 in 2004.

Net Income Attributable to Common Stockholders

We realized net income attributable to common stockholders of $160,502 in 2005, as compared to $900,072 in 2004. The $739,570 decrease in net income was primarily due to not realizing a gain on collection of previously written off receivables in 2005 as well as realizing a significantly reduced gain on forgiveness of liabilities and debt offset, in part, by realizing a gain on the sale of assets in 2005.

Financing Arrangement with AMRESCO Leasing Corporation

In 1999, we entered into the amended and restated program agreement with AMRESCO, which represented an exclusive, post-installation, financing arrangement for the funding of units placed with domestic hotel customers under our revenue-sharing agreements. On May 11, 2000, we replaced this agreement with a master business lease financing agreement. Thereafter, on February 23, 2001, we amended and restated the master business lease financing agreement and related exhibits.

In September 2002, we announced the receipt of written notice from AMRESCO Leasing Corporation of its intention to cease funding any future loans pursuant to the Amended and Restated Master Business Lease Financing Agreement. AMRESCO indicated that the decision to cease funding future loans was based on its determination that the Company was not able to meet its debt obligations in the ordinary course of business, and also that it had altered its policy not to originate any new loans and to only service its existing portfolio of loans.

Under the terms of this terminated agreement, we were able to finance up to 150% of the fully burdened cost to manufacture and install our products, through an open-ended line of credit, over the seven-year term of the agreement.

As part of the AMRESCO financing, we formed eRoomSystem SPE, a wholly owned subsidiary. eRoomSystem SPE owns all of the units funded by AMRESCO under our revenue-sharing agreements, which funding totals $1,684,416 in original principal amount. AMRESCO has taken a senior security interest in the units financed under the financing agreement and all proceeds generated by, and derived from, those products.

Until October 1, 2003, the interest rate for the funds under the AMRESCO financing arrangement was based upon the seven-year treasury rate plus an additional incremental rate that varies depending upon the total amount outstanding under the financing arrangement. The incremental rate varied according to the thresholds provided in the following table:

Threshold	Interest Rate
Aggregate fundings of less than $25 million	Seven-year treasury rate plus 12.5%
Aggregate fundings from $25 million and equal to $125 million	Seven-year treasury rate plus 10.0%
Aggregate fundings of more than $125 million and equal to $150 million	Seven-year treasury rate plus 8.5%
Aggregate fundings of more than $150 million and equal to $175 million	Seven-year treasury rate plus 7.5%
Aggregate fundings of more than $175 million	Seven-year treasury rate plus 6.5%

On October 1, 2003, as a condition to receiving $250,000 in debt financing from the Gestetner Group, LLC and several third parties, AMRESCO and the Company entered into an agreement for the purpose of modifying the notes payable to AMRESCO. The terms of such agreement provide that all loan fundings, and all corresponding notes payable, made by AMRESCO to the Company shall bear interest at the rate of 8% per annum during the period October 1, 2003 to September 30, 2005. From October 1, 2005 until all debt obligations in favor of AMRESCO are paid in full, all promissory notes in favor of AMRESCO shall bear interest at the rate of 10% per annum. The Company has, and will continue to, realize a sizable cost savings based upon the interest reduction from the former rate of 17.19% per annum.

In consideration for the interest rate reduction, the Company issued AMRESCO a warrant to purchase 400,000 shares of common stock, exercisable at $0.10 per share through October 1, 2008. If such warrant has an intrinsic value greater than $300,000 at any time during such period, AMRESCO has the right to exercise a “put” regarding the warrant to the Company for $200,000, payable in twelve equal monthly installments.

Liquidity and Capital Resources

On August 9, 2000, we closed our initial public offering for 1,800,000 shares of common stock. We received gross proceeds of $11,700,000 and, after deducting underwriting discounts and commissions and offering expenses, net proceeds of approximately $9,860,000. The net offering proceeds were used for funding the production and installation of our products and services, the repayment of a substantial portion of our outstanding indebtedness and related accrued interest, the payment of cash dividends on our Series A and Series C convertible preferred stock, our advertising and promotional expenses, additional research and development to improve our existing products and services and to develop our future products and services, and general corporate purposes and working capital, including the payment of accounts payable incurred prior to the closing of our initial public offering. We used the net proceeds from our initial public offering through the nine months ended September 30, 2001.

In addition to the funds received pursuant to our initial public offering, we have received $1,684,416 in fundings through our prior financial arrangements with AMRESCO in 2001 and 2002, collectively, and $1,416,029 in gross proceeds from our private placement of common stock in March 2002. The funds from AMRESCO and our private placement have been used to fund working capital and general corporate purposes.

On November 8, 2002, we issued a promissory note to Ash Capital, LLC for proceeds of up to $322,500. The note bore interest at 8%. The principal and interest were originally due on November 8, 2003. All past due amounts and accrued interest thereon bear interest at 18%. During the period November 8, 2002 through September 30, 2003, we received loan proceeds of $322,500, and also transferred $25,000 from an accounts payable due to Ash Capital, which increased the principal amount of the promissory note to $347,500, or the Ash Capital Note. At any time, principal and accrued interest on the promissory note is convertible into Series D Convertible Preferred Stock at $0.90 per share. Each share of the Series D Convertible Preferred Stock is convertible into six shares of common stock, at the rate of $0.15 per share of Series D Preferred Stock. On October 1, 2003, Ash Capital, LLC agreed to amend the terms of its secured convertible promissory note with us to (i) extend the maturity date to the earlier of November 8, 2007 or the maturity date of the Notes issued to Gestetner Group, LLC and several third parties and (ii) include as an additional event of default any default by us the secured convertible promissory notes with Gestetner Group, LLC and several third parties. In addition, we have issued Ash Capital, LLC a contingent warrant to purchase shares of common stock, exercisable at $0.13 per share through October 1, 2008. The terms of the warrant provide that the number of shares exercisable by Ash Capital, LLC will be determined by a formula, [A - B] times C, whereby (i) A equals the aggregate number of shares of our common stock that are, on the date of the exercise of the Ash Capital warrant, issued to and held by any of the Gestetner Group, LLC and several third parties that purchased, collectively, $250,000 of secured convertible promissory notes on October 1, 2003, (ii) B equals 10,000,000 and (iii) C equals .07. We have utilized all monies loaned by Ash Capital, LLC for our business operations. On September 1, 2005, Ash Capital, LLC converted the Ash Capital Note, in the original principal amount of $347,500 plus accrued interest of $82,332, into 2,865,550 shares of common stock. The Ash Capital Note was converted at $0.15 per share. The foregoing conversion triggered the issuance of warrants to purchase 53,775 shares of common stock in favor of Ash Capital.

On October 1, 2003, we issued secured convertible promissory notes in the original principal amount of $250,000 (the “Notes”), collectively, to Gestetner Group, LLC, a New Jersey limited liability company, and several third parties, the Noteholders. David A. Gestetner, our Chief Executive Officer and President is the Managing Member of the Gestetner Group, LLC. The terms of the Notes include (i) for interest to accrue at the rate of 8% per annum, (ii) a maturity date of the earlier of (a) October 1, 2008, (b) the date of approval of the Board of Directors regarding the merger of the Company with or into any third party or the sale of all or substantially all of our assets, or (c) the date of the closing of any financing (other than commercial credit facilities), the gross proceeds of which are at least $1,000,000 and (iii) the right of the Noteholders, at any time, to convert all outstanding principal and accrued and unpaid interest into shares of our common stock at the rate of $0.05 per share; provided, however, that we shall have the right to not permit the conversion if such conversion would result in the Noteholders holding, in the aggregate and on a fully-diluted basis, more than 49% of our outstanding common stock. In addition, the Noteholders have been issued, collectively, warrants to purchase 5,000,000 shares of our common stock, exercisable at $0.05 per share at any time through October 1, 2008. We have used the proceeds provided by the Noteholders for our business operations. On September 1, 2005, Gestetner Group, LLC and the Noteholders converted the Notes, in the collective principal amount of $250,000 plus accrued interest of $38,411, into 5,768,219 shares of common stock. The Notes were converted into common stock at $0.05 per share. On September 7, 2005, Gestetner Group, LLC and the Noteholders exercised warrants to purchase a total of 5,000,000 shares of common stock for a collective exercise price of $250,000. The warrants were exercised at $0.05 per share.

At December 31, 2005, we had $1,316,515 of cash and working capital of $1,211,956, as compared to $646,386 of cash and working capital of $445,482 at December 31, 2004. In addition, our stockholders’ equity was $2,469,730 at December 31, 2005 as compared to $1,312,657 at December 31, 2004, an increase of $1,157,073. The increase in cash, working capital and stockholders’ equity reflects the continued decrease in cash used in our operations and reduction in fixed overhead expenses along with the elimination, on generally favorable terms, of accounts payable and other previously existing current liabilities.

Our accumulated deficit decreased to $31,646,931 at December 31, 2005 as compared to $31,807,433 at December 31, 2004. The decrease in accumulated is a direct result of our net income of $160,502 for the year ended December 31, 2005.

Net cash provided by operating activities for the year ended December 31, 2005 was $901,677, as compared to $730,322 of net cash provided by operating activities during the year ended December 31, 2004. The $171,355 increase in net cash provided by operating activities resulted primarily from the significant reduction in gain realized, the increase in accretion of debt discount, the deposit of $225,000 from attorney’s escrow, offset, in part, by lower net income and an increase in accounts receivable.

Net cash used in investing activities for the year ended December 31, 2005 was $202,244, as compared to $19,716 during the year ended December 31, 2004. The increase in net cash used in investing activities resulted primarily from the investments made in Identica Holdings Corporation offset, in part, by the change in long-term deposits and restricted funds.

Net cash used in financing activities for the year ended December 31, 2005 was $29,304, as compared to $446,205 during the year ended December 31, 2004. The decrease in cash used in financing activities resulted from a significant decrease in principal payments on long-term debt relating to AMRESCO, and the receipt of proceeds from the exercise of options and warrants.

Qualitative and Quantitative Disclosures About Market Risk

As we have decided to cease the placement of new products at hotels, the potential currency risks associated with manufacturing the majority of our products overseas no longer exist. In addition, given that we have a very limited number of products placed internationally, and we are paid in U.S. dollars by our hotel clients not located in the United States, foreign currency exposure risks no longer apply.

BUSINESS

Overview

eRoomSystem Technologies has developed and introduced to the lodging industry an intelligent, in-room computerized platform and communications network, or the eRoomSystem. The eRoomSystem is a computerized platform and processor-based system that is installed within our eRoomServ refreshment centers and designed to collect and control data. The eRoomSystem also supports our eRoomSafe, an electronic in-room safe, eRoomTray, an in-room ambient tray that can sell a wide variety of products at room temperature, and eRoomEnergy, an in-room digital thermostat that is designed to control virtually any fan coil unit or packaged-terminal air conditioner found in hotel rooms.

Our eRoomSystem and related products deliver in-room solutions that reduce operating costs, enhance hotel guest satisfaction and provide higher operating profits to our customers. The solutions offered by our eRoomSystem and related products have allowed us to establish relationships with many premier hotel chains. In addition to providing our customers with valuable in-room solutions, our revenue-sharing program has allowed us to partner with our customers. Through our revenue-sharing program, we have been able to install our products at little upfront cost to hotels and share in the recurring revenues generated from the sale of goods and services related to our products.

Currently, we have more than 10,000 eRoomServ refreshment centers, and over 6,000 eRoomSafes installed at over 30 hotel properties. Of this amount, over 5,000 refreshment centers and 3,500 eRoomSafes are installed pursuant to revenue sharing or fixed-payment agreements. At the present time, we do not intend to install new products at hotels, but will continue to maintain our existing product placements on revenue sharing contracts through the end of such contracts. We anticipate that future placements of eRoomServ refreshment centers and eRoom Safes in new hotels, if any, will be limited to the continued deployment of such products at hotels following the maturity of their respective revenue sharing agreements.

Summary of Our Diversification Initiatives

In addition to our core competencies noted above, in May 2005 we commenced our diversification plan by investing in Identica Holdings Corporation, or Identica, a privately held distributor and integrator of next-generation biometric security solutions, including the TechSphere hand vascular pattern biometric technology. Specifically, we invested $10,000 in Identica by purchasing 1,666,667 shares of common stock, or $0.006 per share. Our $10,000 investment in Identica represented 10% of Identica’s then issued and outstanding capital stock on a fully-diluted basis. In addition, we provided a loan to Identica in the amount of $150,000. The loan is secured by a security interest in all the assets of Identica and is evidenced by a promissory note. In consideration for making the loan, we were issued a warrant to purchase one million (1,000,000) shares of common stock of Identica, exercisable at $0.15 per share at any time through May 20, 2010.

On September 7, 2005, Identica purchased certain assets of our wholly owned subsidiary, eRoomSystem Services, Inc., a Nevada corporation, or eRoomServices, pursuant to an Asset Purchase Agreement, or the Purchase Agreement. Specifically, the assets sold consisted of furniture and computer equipment held by eRoomServices, as well as a perpetual license to our web technologies package utilized by our personnel in the maintenance of automated refreshment centers, electronic safes and energy management products, or the Equipment, installed at hotels. The Purchase Agreement provided that Identica pay us sixty thousand ($60,000) dollars for the assets, which amount is evidenced by a one-year note bearing interest at the rate of eight percent (8%) per annum, compounded monthly, or the Note. Under the terms of the Note, Identica will make seven (7) principal and interest payments in the amount of $9,098 per month, commencing on the six-month anniversary of the Note.

In addition, on September 7, 2005, the Company and Identica entered into a Professional Services and Support Agreement (the “Services Agreement”) whereby Identica employed the technical personnel of eRoomServices. In conjunction therewith, eRoomServices continued to be responsible, for a period of six (6) months from the date of the Agreement, for all expenses less seven thousand ($7,000) dollars per month related to such technical personnel. Commencing on the six-month anniversary of the Agreement, Identica shall be solely responsible for all fixed and variable expenses associated with the technical personnel and the Salt Lake City facility, including subleasing the majority of the existing premises from us. However, we have retained the rights to part of the offices located at the facility. The terms of the Services Agreement provide that Identica shall, at all times, ensure that the Company receives first priority with respect to the ongoing maintenance of the Equipment by the technical personnel. eRoomServices will continue to exist as a wholly owned subsidiary of the Company and all existing contracts by and between eRoomServices and its hotel clients shall remain outstanding.

On October 31, 2005, we loaned an additional fifty thousand ($50,000) dollars to Identica, evidenced by a promissory note bearing no interest and maturing on January 31, 2006. This promissory note has been repaid.

In March 2006, we invested the sum of $50,000 in Aprecia, LLC, or Aprecia, a privately held provider of applied artificial intelligence solutions for gaming and homeland security applications. Aprecia’s MonitorPlus solution automatically examines large amounts of transaction data and issues alerts upon discovery of potential fraud and potential money-laundering. In consideration for our investment, we received 2,083,333 shares of common stock of Aprecia, which constitutes 9.98% of Aprecia’s issued and outstanding common stock.

We are continuously performing due diligence on third party companies for the purpose of making additional investments in privately-held or publicly traded emerging growth stage companies. In the future, we may acquire an existing operating company if the opportunity arises. At this time, we have not reached a definitive agreement with any such third party companies.

Our Products and Services

eRoomSystem

Since our inception, it has been our objective to provide innovative in-room amenities to the lodging industry. Our technologies provide an intelligent, in-room computerized platform and communications network that comprises the eRoomSystem. At the core of the eRoomSystem is our proprietary hardware and software that operate as a multi-tasking imbedded operating system. Our hardware and software can operate multiple devices and provide an interactive environment that allows the hotel guest to input and receive information.

Installed as part of our eRoomServ refreshment center, the eRoomSystem provides the communication link between the hotel guest, our products, our file server located at the hotel (the eRoomSystem file server), the hotel’s property management system, and the file server located at our headquarters (the eRoomSystem master file server). Our software is remotely upgradeable from our facility, which reduces the need for costly on-site visits. We can also remotely adjust pricing, change messages on the liquid crystal display, lock and unlock our units and change the input touchpad layout. From our headquarters, we can also determine whether our products are active and working properly and, in the event a participating hotel fails to pay outstanding invoices or otherwise violates the terms of its agreement, control the use of our products by remotely locking the units.

The eRoomSystem consists of a microprocessor, memory, input/output ports, communications transceiver, liquid crystal display, touchpad, power supply and our proprietary software. The proprietary architecture of our circuit boards has been designed to minimize the need for hardware upgrades. The eRoomSystem includes an embedded system processor that handles simple instructions and routes all billing functions and processor-intensive instructions to the eRoomSystem file server.

eRoomServ Refreshment Centers

Our eRoomServ refreshment centers consist of the eRoomSystem, a small refrigeration unit, electronic controls, LCD display and vending racks. Our newest models utilize an upright multi-vending rack. The upright multi-vending rack offers greater flexibility for the snack and beverage products offered by hotels, and is viewed more favorably by our hotel clients than our prior side-vend rack design.

The upright multi-vending rack displays up to 30 different beverages and/or snacks and provides an environment similar to that of a convenience store beverage cooler. Upon removal of a product, the gravity-based design uses the weight of the remaining products to cause the products to roll or slide forward. In addition to the upright multi-vending rack in the refreshment center, the eRoomTray allows hotel properties to separately vend a variety of products at room temperature within the eRoomSystem environment, including snacks, wine, disposable cameras, film, souvenirs, maps and other sundries.

Our eRoomServ refreshment center and eRoomTray communicate through the eRoomSystem, which uses the hotel property’s existing telephone lines, network cabling or cable television lines. Our eRoomServ refreshment centers and eRoomTray operate as follows:

•	A hotel guest selects a beverage or snack from our eRoomServ refreshment center or eRoomTray;

•
The purchase is either immediately confirmed on the liquid crystal display and acknowledged with an audible beep or subject to a countdown of a predetermined (by the hotel) number of seconds prior to purchase confirmation;

•	Upon confirmation, the transaction information, such as product type, price and time of purchase, is simultaneously transferred to the eRoomSystem file server;

•	The eRoomSystem file server communicates on a real-time basis with the hotel’s property management system and periodically with our eRoomSystem master file server located at our headquarters; and

•	The hotel’s property management system posts the purchase to the hotel guest’s room account.

The sales data from the eRoomSystem is transmitted to the eRoomSystem file server from which hotel employees can access real-time sales reports, inventory levels for restocking purposes and demographic data. As for the maintenance of our refreshment centers, the repair or replacement of any component of our refreshment center is relatively simple and is typically provided at no additional charge to the property pursuant to the terms of our service and maintenance agreement.

eRoomSafe

Our eRoomSafes are electronic in-room safes offered in conjunction with our eRoomSystem. The eRoomSafes have storage space large enough for laptop computers, video cameras and briefcases and include an encrypted electronic combination that can be changed by the hotel guest. The eRoomSafes utilize the eRoomSystem to interface with the eRoomSystem file server that communicates with the hotel’s property management system.

The following diagram represents the structure and communications network of our eRoomSystem, the eRoomSystem file server, the hotel property management system, and the eRoomSystem master file server:

eRoomTray

Our eRoomTray is an ambient tray for dry goods. The eRoomTray has a terraced design and can hold three, to more than twenty, different products. The eRoomTray utilizes cross-sensing technology that provides significant flexibility in product selection for hotels. The eRoomTray uses the visible countdown timer located on the liquid crystal display of the eRoomServ Refreshment Center. This solution allows the hotel to sell music CD’s souvenirs, disposable cameras, maps, snacks and other profitable items. The eRoomTray is unique in that it can generally be located anywhere in a guestroom. Our eRoomTray products are installed at the Hollywood Renaissance Hotel, Hollywood, California.

eRoomEnergy Management

In 2001, we announced our agreement with INNCOM International, Inc., a leader in hotel guest-room control systems, through which INNCOM private-labels its e4 Smart Digital Thermostat for us as eRoomEnergy and provides assistance in the installation and maintenance of the units. The e4 Smart Digital Thermostat is designed to control virtually any fan coil unit or packaged terminal air conditioner found in hotel rooms and comes standard with an illuminated digital display, a Fahrenheit/Celsius button, one-touch temperature selection, an off/auto button, fan and display buttons. In addition to these user-friendly features, the e4 Smart Digital Thermostat includes five relays, an optional on-board infrared transceiver, a passive infrared occupancy sensor, and is expandable to include functions such as humidity control, outside temperature display, refreshment center access reporting, occupancy reporting to housekeeping and automatic lighting control.

Our eRoomEnergy Management products are installed at the Pechanga Resort & Casino, Temecula, California.

eRoomData Management

One of the byproducts of our technology is the information we have collected since our first product installation. To date, we have collected several million room-nights of data. The eRoomSystem file server collects information regarding the usage of our eRoomServ refreshment centers on a real-time basis. We use this information to help our customers increase their operational efficiencies. The information we obtain is unique because we categorize the information according to specific consumer buying patterns and demographics.

The information we collect is currently offered to our customers as part of our service and maintenance agreement, including specific information about their guests’ buying patterns and non-confidential information about other hotels in similar geographic regions. To this end, our hotel clients benefit in various ways from the information we provide. The hotels are responsible for restocking the goods sold from our refreshment centers and the real-time sales data generated by our refreshment centers helps the hotel maximize personnel efficiencies. The transfer of sales data to the hotel prevents guest pilferage and minimizes disputes over refreshment center usage, both of which are prevalent in the lodging industry, particularly with non-automated units. Finally, the ability to track product sales performance allows the hotel to stock the refreshment centers with more popular items, which generally leads to increased sales of product from the refreshment centers. Our system can provide reports on daily restocking requirements, daily, monthly and annual product sales statistics, overnight audits, inventory control and a variety of customized reports.

Research and Development

At the core of our products and services is our proprietary software and hardware that make up our eRoomSystem. Currently, we have suspended all further research and development projects in conjunction with our existing product line. We do not expect to undertake future research and development projects in the future.

Sales and Marketing

Currently, we have more than 10,000 eRoomServ refreshment centers, and over 6,000 eRoomSafes installed at over 30 hotel properties. Of this amount, over 5,000 refreshment centers and 3,500 eRoomSafes are installed pursuant to revenue sharing or fixed-payment agreements. Our sales and marketing efforts have been eliminated with respect to new product placements , and we do not expect to re-commence such efforts in the future. However, we may redeploy products following the maturity of certain outstanding revenue sharing agreements.

Manufacturing

We do not anticipate the placement of new products in the future and, accordingly, the manufacture of our products has become immaterial. We will continue to service our existing products placed at over 30 hotels pursuant to existing revenue sharing and maintenance agreements.

Competition

The market for in-room amenities in the lodging industry is quite competitive, and the competition has further intensified in recent years. Management has made the decision to cease placing new products in the field and focus on servicing our existing client base.. If we decide to redeploy products following the maturity of certain outstanding revenue sharing agreements, we will be subject to significant competition in doing so from our historical competitors, including Bartech, MiniBar America and Dometic, among others.

Intellectual Property

We rely on a combination of trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights in our products, services, know-how and information. We currently hold three patents, Patent Nos. 4,857,714, 4,883,948 and 4,939,352, filed under the name “Credit Card Storage System,” all of which protect the use of our credit card technology. These three patents expire on August 14, 2006, November 27, 2006 and July 2, 2007, respectively. These patents have not been highly utilized by us.

We have registered RoomSystems, RoomSafe, eRoomEnergy, eRoomData, eRoomSystem, and eRoomServ with the United States Patent and Trademark Office. In addition, we have pending applications for the following trademarks and service marks: eRoomSafe; eRoomManagement; and eRoomSystem Technologies. We have also registered our logo and have one pending patent application titled “Personalized Smart Room”, Application No. 10,126,468.

Our proprietary software consists of three modules and provides the operating system for our eRoomSystem. The first module is an operating system that permits messages to be scrolled on the flat panel display of our eRoomSystem and allows hotel guests to interface with our products. The second module is a Windows® based program that provides a communication link between our eRoomSystem, our products, our eRoomSystem hotel file server and the hotel’s property management system. The third module is a Windows® based program that collects data from our eRoomSystem hotel file server and produces a wide-variety of management and operational reports. Three years ago, we introduced our eRoomSystem version 4 software and thereafter our newest version 4.1 software. All but two of our existing hotel clients are utilizing our version 4.1 software that provides users with a friendly, easy-to-learn graphical environment which generally expands the report generating capabilities of the property.

We do not know if our future patent applications will be issued with the full scope of claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. Our means of protecting our proprietary rights in the United States, and abroad, may not be adequate and competitors may independently develop similar technology. We cannot be certain that our services do not infringe on patents or other intellectual property rights that may relate to our services. Like other technology-based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed on the proprietary rights of others. Further, as previously mentioned, it is our intention to focus solely on servicing our existing hotel clients and we do not intend on placing new products in the lodging market.

Historical Summary

We were originally incorporated under the laws of the State of North Carolina on March 17, 1993 as InnSyst! Corporation. On September 28, 1993, the operations of InnSyst! were transferred to RoomSystems, Inc., a Virginia corporation, incorporated on August 12, 1993, or RoomSystems Virginia. On April 29, 1996, the operations of RoomSystems Virginia were transferred to RoomSystems, Inc., a Nevada corporation, or RoomSystems. Through an agreement and plan of reorganization approved by a majority of our stockholders dated December 31, 1999, RoomSystems became the wholly owned subsidiary of RoomSystems International Corporation. Pursuant to this agreement and plan of reorganization, all shares of RoomSystems common stock, including all shares of common stock underlying outstanding options and warrants, Series A convertible preferred stock and Series B convertible preferred stock were exchanged for the identical number and in the same form of securities of RoomSystems International Corporation. On February 1, 2000, we changed our name from RoomSystems International Corporation to RoomSystems Technologies, Inc. Subsequently, on March 29, 2000, with the approval of our stockholders, we changed our name to eRoomSystem Technologies, Inc. Thereafter, we changed the name of RoomSystems, Inc. to eRoomSystem Services, Inc.

We have two wholly owned subsidiaries, eRoomSystem Services, Inc. (formerly RoomSystems) and eRoomSystem SPE, Inc. RSi BRE, Inc., or RSi BRE, a former wholly-owned subsidiary, was liquidated into eRoomSystem Technologies, Inc. in 2004.

eRoomSystem Services is our service and maintenance subsidiary that installs all of our products, provides electronic software upgrades to our customers, provides customer service and maintenance for our products and trains hotel personnel on the use and maintenance of our products. Pursuant to a series of agreements entered into with Identica in 2005, we sold furniture and computer equipment, as well as a perpetual license to our web technologies package utilized by our personnel in the maintenance of automated refreshment centers, electronic safes and energy management products installed at hotels. In addition, the three technical personnel, formerly employed by us for the purpose of servicing our existing products installed at hotels, have been hired by Identica. We continue to use these three individuals for our entire product servicing needs pursuant to the Professional Services Agreement between us and Identica detailed above.

All of the outstanding shares of eRoomSystem Services common stock have been pledged to AMRESCO Leasing Corporation, or AMRESCO.

RSi BRE was formed as part of the Equipment Transfer Agreement we entered into in September 1998 with RSG Investments, LLC, or RSG, a privately held company. Previously, RSi BRE held title to 1,717 eRoomServ refreshment centers and 1,304 eRoomSafes. On February 29, 2004, we entered into a Settlement Agreement and Mutual Release Agreement with RSG whereby we paid the sum of $152,823 as a full and final cancellation of the Equipment Transfer Agreement and subsequent Settlement Agreement dated September 1999. As a result, the Company immediately commenced recognizing all revenue generated from the four revenue sharing lease agreements relating to the 1,717 eRoomServ refreshment centers and 1,304 eRoomSafes. In 2004, RSi BRE was liquidated into eRoomSystem Technologies, Inc.

eRoomSystem SPE was formed as part of our long-term financing arrangement with AMRESCO Leasing Corporation, which was terminated in August 2002. eRoomSystem SPE owns all of the equipment previously funded by AMRESCO under our revenue-sharing program, consisting of nine properties comprising 2,775 eRoomServ refreshment centers and 2,622 eRoomSafes. AMRESCO has taken a senior security interest in all of the assets of eRoomSystem SPE. We control eRoomSystem SPE and its financial results are consolidated with those of eRoomSystem Technologies and eRoomSystem Services.

Government Regulation

We are subject to laws and regulations applicable to businesses generally, as well as to laws and regulations directly applicable to the lodging industry and minibars in particular. These laws and regulations relate to qualifying to do business in the various states and in foreign nations in which we currently have, or propose to have, our products.

Apart from laws and regulations applicable to us, some of our existing and potential customers are subject to additional laws or regulations, such as laws and regulations related to liquor and gaming, which may have an adverse effect on our operations. Due to the licensing requirements relating to the sale of alcohol in each state, the failure of any of our revenue-sharing partners to obtain or maintain its liquor license would result in the loss of revenue for our revenue-sharing partner and us. In addition, due to the heightened hotel-casino regulatory environment and our ongoing revenue-sharing agreements with hotel-casinos, our operations may be subject to review by a hotel-casino’s compliance committee to verify that its involvement with us would not jeopardize its gaming license. The regulatory compliance committee of a hotel-casino has broad discretion in determining whether or not to approve a transaction with a third party, which review typically includes the character, fitness and reputation of the third party and its officers, directors and principals. If our history or operations present problems for a hotel-casino, we would either have to expend resources to address or eliminate the concerns or forego the business.

Property and Employees

We currently lease office and warehouse space in Salt Lake City, Utah pursuant to a 38-month lease that expires in December 2006. The monthly rent on our Salt Lake City facility is $1,612 in 2006. Identica is subleasing part of the office and warehouse from us. We maintain all inventory and replacement parts at this facility. In addition, we lease approximately 1,000 square feet of office space at 1072 Madison Ave., Lakewood, NJ 08701. This lease is month-to-month and the monthly lease rate is $1,342. We currently employ three full-time employees and have one consultant. In addition, pursuant to the Professional Services Agreement with Identica, we utilize three of our former employees in the service and maintenance of our existing installed products. None of our employees are subject to a collective bargaining agreement.

Legal Proceedings

We are, from time to time, a party to various legal proceedings arising out of our business. As of the date of this filing, there are no proceedings pending or threatened against us which, if determined adversely, would have a material adverse effect on our business, financial condition, and results of operations or liquidity. Further, all outstanding accounts payable are current as of April 20, 2006.

MANAGEMENT

Executive Officers and Directors

Our current directors and executive officers are as follows:

Name	Age	Position
David A. Gestetner	33	President, Chief Executive Officer, Secretary and Chairman of the Board
Herbert A. Hardt	63	Director
James C. Savas	45	Director
Lawrence K. Wein	63	Director

Set forth below is a description of the background of each of our executive officers and directors:

David A. Gestetner has served as our president, chief executive officer, secretary and chairman of the board since October 1, 2003. Throughout his career, Mr. Gestetner has been involved in various applications of technology, both as an operator as well as a financier, including founding and operating a telecommunications business abroad. Mr. Gestetner has received awards for his innovations and advance applications of technology, including the Howard Golden Award for an intuitive scientific invention consisting of a system that enables emergency call routing in telephone systems. Mr. Gestetner possesses a Master’s degree from The Aron Kotler Higher Institute of Learning in New Jersey.

Herbert A. Hardt has served as one of our directors since June 13, 2002. Mr. Hardt is a co-founder and principal of Monness, Crespi, Hardt & Co., Inc. Prior to co-founding Monness, Crespi, Hardt & Co., Inc. in 1979, Mr. Hardt served as vice president of Fidelity Management and Research Bermuda from 1971 to 1978. Mr. Hardt received his Bachelor of Arts with a concentration in Engineering and Applied Physics from Harvard College in 1965 and his Master of Business Administration from Harvard University in 1971.

James C. Savas has served as one of our directors since June 13, 2002. For more than seven years, Mr. Savas has been a member of Savas Greene & Company, LLC, an accounting and business consulting firm located in Salt Lake City, Utah. From 1988 to 1995, Mr. Savas was a tax accountant for Price Waterhouse. Since April 1999, Mr. Savas has also served as co-manager of Providence Management, LLC, which is manager of Ash Capital, LLC, an investment company controlled by Dr. Alan C. Ashton, a former director and the largest stockholder of the Company. Mr. Savas also serves on the boards of Bullfrog Spas International and Vortex Products, both privately-held companies. Mr. Savas received his Bachelor of Science in Accounting from the University of Utah.

Lawrence K. Wein has served as one of our directors since October 2003. Mr. Wein held several key positions at AT&T for over 30 years. Mr. Wein received his Master’s in Business Administration from Harvard Business School, and his Bachelor of Science in Engineering from Columbia University.

Composition of our Board

Our board consists of four members, each of whom will serve as a director for a one-year term or until a successor has been elected and qualified, subject to earlier resignation, removal or death. The number of directors on our board may be increased or decreased by resolution adopted by the affirmative vote of a majority of the board with our bylaws authorizing less than two and no more than nine directors. Our board currently includes two independent directors.

Committees of the Board of Directors

Our board has authorized two standing committees, an audit committee and a compensation committee.

Audit Committee. The audit committee, which was formed on August 18, 2000, is currently comprised of Messrs. Hardt and Savas. The chairman of the audit committee is Mr. Hardt. Mr. Hardt serves as the audit committee financial expert. The audit committee met four times during the fiscal year ended December 31, 2005. The audit committee has the responsibility to:

•	recommend the firm that will serve as our independent public accountants;
•	review the scope and results of the audit and services provided by the independent public accountants;
•	meet with our financial staff to review accounting procedures and policies and internal controls; and
•	perform the other responsibilities set forth in its written charter.

The audit committee is comprised exclusively of directors who are not our salaried employees and a majority of who are, in the opinion of our board, free from any relationship that would interfere with the exercise of independent judgment as a committee member.

Compensation Committee. The compensation committee, which was formed on August 18, 2000, is currently comprised of Messrs. Hardt and Wein. The compensation committee met once during the fiscal year ended December 31, 2005. In general, the compensation committee’s authority and oversight extends to total compensation, including base salaries, bonuses, stock options, and other forms of compensation. More specifically, the compensation committee has the responsibility to:

•	recommend executive compensation policy to our board;
•	determine compensation of our senior executives;
•	determine the performance criteria and bonuses to be granted; and
•	administer and approve stock option grants.

In recommending executive compensation, the compensation committee has the responsibility to ensure that the compensation program for executives of eRoomSystem Technologies is effective in attracting and retaining key officers, links pay to business strategy and performance, and is administered in a fair and equitable fashion in the stockholder’s interest.

Board of Directors Meetings

Our board generally meets quarterly, and during the fiscal year ended December 31, 2005, our board held a total of four meetings. All of the incumbent directors attended at least 75% of the total number of meetings of the board held during the period for which they have been a director, and the total number of the meetings held by all committees of our board on which they served.

Director Compensation

Our non-employee directors receive stock options to purchase 25,000 shares of our common stock at each annual meeting. Directors who are our employees do not receive compensation for their services as directors, except for extraordinary services provided. To this end, we issued Mr. Hardt the following securities for extraordinary services rendered to us: (i) on March 29, 2004, we issued Mr. Hardt the sum of 30,000 shares; (ii) on August 9, 2005, we issued Mr. Hardt a warrant to purchase 25,000 shares of common stock, at an exercise price of $0.35 per share and expiring on August 9, 2010; and (iii) on March 17, 2006, we issued Mr. Hardt the sum of 25,000 shares of common stock. Additionally, we have issued Lawrence K. Wein the following securities for extraordinary services rendered to us: (a) on March 29, 2004, we issued Mr. Wein the sum of 30,000 shares of common stock; and (b) on March 17, 2006, we issued Mr. Wein the sum of 25,000 shares of common stock.

Compensation Committee Interlocks and Insider Participation

The compensation of executive officers is established by our board pursuant to recommendations from the compensation committee. No member of our compensation committee will serve as a member of a board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board or compensation committee. However, David A. Gestetner, our president, chief executive officer secretary and chairman of the board, is the managing member of Gestetner Group, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our reporting directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of eRoomSystem Technologies with the Securities and Exchange Commission, or the Commission. Officers, directors and stockholders holding more than 10% of the class of stock are required to furnish us with copies of all Section 16(a) forms they file with the Commission.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations, no other reports were required during the fiscal year ended December 31, 2005.

Executive Compensation

The following table sets forth summary information concerning the total remuneration paid or accrued by eRoomSystem Technologies, to or on behalf of our chief executive officer and our executive officers whose total annual salary exceeded $100,000 during the fiscal years ended December 31, 2005, 2004 and 2003. In accordance with the rules of the Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which does not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the executive officers.

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Long-Term Compensation Securities Underlying Options/Sirs	Other Compensation
David A. Gestetner,	2005	$100,000	$50,000	0	$2,400
President, Chief Executive	2004	$100,000	$50,000	0	$2,400
Officer, Secretary and	2003	$25,000	$0	0	$600
Chairman of the Board

David A. Gestetner commenced serving in the capacities of President, Chief Executive Officer, Secretary and Chairman of the Board on October 1, 2003. Mr. Gestetner receives an annual salary of $100,000 and a monthly car allowance of $200. In addition, in conjunction with the investment of the Gestetner Group, LLC of $50,000 in convertible secured promissory notes on October 1, 2003, Gestetner Group, LLC was issued a warrant to purchase 4,000,000 shares of common stock, exercisable at $0.05 per share through October 1, 2008. In addition, the secured convertible promissory note held by the Gestetner Group, LLC was convertible into 1,000,000 shares of common stock at the rate of $0.05 per share. Mr. Gestetner serves as the managing member of the Gestetner Group, LLC. On September 1, 2005, the Gestetner Group, LLC converted all outstanding principal and accrued interest relating to the convertible secured promissory note into 1,153,644 shares of common stock at the conversion rate of $0.05 per share. In addition, on September 7, 2005, the Gestetner Group, LLC exercised its warrant to purchase 4,000,000 shares, at an exercise price of $0.05 per share, for a total exercise price of $200,000.

2000 Stock Option and Incentive Plan

The 2000 Stock Option and Incentive Plan, or the 2000 Plan, was adopted by our board on February 3, 2000 and approved by our stockholders on March 29, 2000. The 2000 Plan was amended by our stockholders on May 7, 2001 when the shares of common stock authorized under the 2000 Plan were increased from 2,000,000 shares to 2,400,000 shares, amended on July 29, 2002 by our stockholders effectively increasing the number of shares issuable hereunder to 2,700,000, and amended further on November 15, 2004 by our stockholders effectively increasing the number of shares issuable thereunder to 3,000,000. The 2000 Plan provides us with the vehicle to grant to employees, officers, directors and consultants stock options and bonuses in the form of stock and options. Under the 2000 Plan, we can grant awards for the purchase of up to 3,000,000 shares of common stock in the aggregate, including “incentive stock options” within the meaning of Section 422 of the United States Internal Revenue Code of 1986 and non-qualified stock options. As of April 20, 2006, we had options to purchase 2,496,946 shares of our common stock outstanding under the 2000 Plan.

The compensation committee has authority to determine the persons to whom awards will be granted, the nature of the awards, the number of shares to be covered by each grant, the terms of the grant and with respect to options, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option price per share, the manner of exercise and the time, manner and form of payment upon exercise of an option.

Option/SAR Grants in Last Fiscal Year

The following table sets forth information regarding grants of stock options during the fiscal year ended December 31, 2005 made to our executive officers:

Individual Grants
Name	Number of Securities Underlying Options/Sirs Granted	Percent of Total Options/Sirs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
David A. Gestetner	N/A	N/A	N/A	N/A

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information related to the exercise of stock options by Messr. Gestetner and information related to the fiscal year-end value of unexercised stock options held by our named executive officers. We have not issued any stock appreciation rights.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FiscalYear-End Exercisable/Unexercisable		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End Exercisable/Unexercisable
David A. Gestetner	N/A	N/A	N/A	N/A	N/A	N/A

Report on Repricing of Options/SARs

During the fiscal year ended December 31, 2002, we conducted a stock option exchange program whereby the holders of eligible stock options were allowed to surrender their stock options in exchange for the issuance of new stock options at least six months and one day after we accepted the surrendered stock options for cancellation, i.e., on or following July 22, 2002. Eligible stock options were those stock options issued under the 2000 Plan to current employees, directors, independent sales representatives and consultants with an exercise price of $1.50 or more. Of the stock options to purchase 1,367,855 shares of common stock eligible for surrender, holders of eligible stock options surrendered stock options to purchase all 1,367,855 shares of common stock. On July 23, 2002, we reissued options to purchase 1,366,102 shares of common stock exercisable at $0.37 per share through July 23, 2012.

Employment Agreements

On October 1, 2003, we entered into an employment agreement with Mr. Gestetner. The term of the employment agreement is two (2) years, with successive one (1) year renewable options. The employment agreement was extended for a term of one (1) year on October 1, 2005.

Insurance

We do not maintain directors and officer’s liability insurance.

Limitation of Liability and Indemnification Matters

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions contained in our articles of incorporation, bylaws, Nevada law or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding, is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Involving Gestetner Group, LLC

On October 1, 2003, we issued secured convertible promissory notes in the original principal amount of $250,000 (the “Notes”), collectively, to Gestetner Group, LLC, a New Jersey limited liability company, and several third parties, or the Noteholders. David A. Gestetner, our Chief Executive Officer and President, serves as the Managing Member of the Gestetner Group, LLC. The terms of the Notes provided for (i) interest to accrue at the rate of 8% per annum, (ii) a maturity date of the earlier of (a) October 1, 2008, (b) the date of approval of the Board of Directors regarding the merger of the Company with or into any third party or the sale of all or substantially all of our assets, or (c) the date of the closing of any financing (other than commercial credit facilities), the gross proceeds of which are at least $1,000,000, and (iii) the right of the Noteholders, at any time, to convert all outstanding principal and accrued and unpaid interest into shares of our common stock at the rate of $0.05 per share; provided, however, that we shall have the right to not permit the conversion if such conversion would result in the Noteholders holding, in the aggregate and on a fully-diluted basis, more than 49% of our outstanding common stock.

In addition, the Noteholders have been issued, collectively, warrants to purchase 5,000,000 shares of our common stock, exercisable at $0.05 per share at any time through October 1, 2008. Specifically, the Gestetner Group, LLC holds a warrant to purchase 4,000,000 shares of common stock on the terms set forth above, and holds a secured convertible promissory note in the original principal amount of $50,000.

The shares of common stock underlying the secured convertible promissory notes, as well as the warrants to purchase shares of common stock, issued to the Noteholders include registration rights that provide, under certain circumstances, for the registration of such shares of common stock. We used the proceeds provided by the Noteholders for our business operations.

On September 1, 2005, the Noteholders converted the Notes, in the original principal amount of $250,000 plus accrued interest of $38,411, into 5,768,219 shares of common stock. The Notes were converted at $0.05 per share. In addition, on September 7, 2005, the Noteholders exercised warrants to purchase a total of 5,000,000 shares of common stock. The warrants were exercised at a price of $0.05 per share. The Company received $250,000 from the exercise of the warrants. The 10,768,219 shares of common stock issued in conjunction with the conversion of the Notes and the exercise of the warrants are being registered herein.

Transactions Involving Ash Capital, LLC

On November 8, 2002, the Company entered into a secured convertible promissory note (the “Ash Capital Note”) with Ash Capital for proceeds of up to $322,500. The Ash Capital Note was later increased to $347,500 upon the funding of an additional loan in the original principal amount of $25,000 on August 22, 2003. The note bears interest at 8%. The principal and interest were originally due on the earlier of (i) November 8, 2003, (ii) a default under the secured convertible promissory note, (iii) five days after the date of any breach by the Company of any agreement with Ash Capital or any affiliate of Ash Capital, unless the secured convertible promissory note has been converted. All past due amounts and accrued interest thereon shall bear interest at 18%.

On October 1, 2003, Ash Capital and the Company agreed to modify the terms of the secured convertible promissory note with the Company to (i) extend the maturity date to the earlier of November 8, 2007 or the maturity date of the convertible secured promissory notes of the Gestetner Group, LLC, and several third parties, and (ii) include as an additional event of default any default of the Company under the Notes to the Gestetner Group, LLC and several third parties.

In addition, the Company also issued Ash Capital a contingent warrant, or the Contingent Warrant, to purchase shares of common stock, exercisable at $0.13 per share through October 1, 2008. The terms of the warrant provided that on the dates exercised, Ash Capital, LLC may purchase seven percent of the aggregate number of shares of the Company’s common stock issued to and held on that date by any of the Note Holders from the October 1, 2003 funding in excess of 10,000,000 common shares. The shares of common stock underlying the Ash Capital warrant include registration rights that provide Ash Capital, under certain circumstances and in conjunction with Gestetner Group, LLC and several third parties, to register such underlying shares of common stock.

On October 1, 2003, Ash Capital and Gestetner Group, LLC entered into an Intercreditor and Collateral Agency Agreement that provides for the secured obligations of the Company to both parties to rank equally. Ash Capital is to serve on its own behalf and as the agent for Gestetner Group, LLC, based upon its written instruction, to foreclose upon, collect and dispose of all or any portion of the collateral set forth in Ash Capital’s secured convertible promissory note and the Gestetner Group and other unrelated parties Notes, should a default occur by the Company under the terms of such agreements. In addition, for the term of the Gestetner Group Notes, Ash Capital has agreed, subject to obtaining the prior written consent of Gestetner Group, LLC otherwise, to vote or to cause any of its affiliates or subsidiaries to vote all of its or their shares of common stock of the Company (i) for the election of any two nominees of the Gestetner Group and several unrelated Noteholders and (ii) against any increase in the size of the Board of Directors of the Company above four members.

On September 1, 2005, Ash Capital converted the Ash Capital Note, in the original principal amount of $347,500 plus accrued interest of $82,332, into 2,865,550 shares of common stock. The Ash Capital Note, which relates to loans of $322,500 and $25,000 made to the Company on November 8, 2002 and August 22, 2003, respectively, was converted at $0.15 per share. In addition, on September 1, 2005, the Contingent Warrant was issued. The Contingent Warrant is exercisable into 53,775 shares at an exercise price of $0.13 per share. The Contingent Warrant is exercisable through October 1, 2008. The shares of common stock issued to Ash Capital, relating to the conversion of the Ash Capital Note, as well as the shares of common stock underlying the Contingent Warrant are being registered herein.

On March 30, 2006, Ash Capital, an affiliate of the Company and managed by Providence Management, LLC, the managing member of which is James C. Savas, a director of the Company, relinquished 380,737 shares of common stock, or the Share Payment, as full and final payment of an outstanding promissory note in the original principal amount of $65,000 issued in favor of the Company on December 31, 2001, or the 2001 Ash Capital Note. The 2001 Ash Capital Note was issued in conjunction with Ash Capital’s exercise of a stock option to purchase 250,000 shares at an exercise price of $0.26 per share on December 31, 2001. The Ash Capital Note had a term of four years and accrued simple interest at the rate of 5% per annum. As of the date of the Share Payment, the Ash Capital Note had accrued interest in the amount of $13,812.50, for a total outstanding amount of $78,812.50, or the Ash Capital Note Balance, as of March 30, 2006.

The Share Payment represents a price of $0.207 per share. The number of shares of common stock relinquished by Ash Capital was determined using the following formula: (a) shares of common stock equal to the greater of (i) the Ash Capital Note Balance divided by a ten (10) percent discount on the 30-day trailing average closing price of the Company’s common stock, or (ii) the Ash Capital Note Balance divided by the ten (10) percent discount on the closing price of the Company’s common stock on March 29, 2006.

Transactions Involving RSG Investments, LLC

On July 17, 1998, we entered into an agreement with RSG Investments through which RSG Investments loaned us $1.5 million. RSG Investments is a privately-held company in which John J. Prehn, one of our former directors, is a member. Mr. Prehn previously served as the managing director of AMRESCO. At the time of these agreements, RSG Investments and AMRESCO were not affiliated with us, and Mr. Prehn did not serve on our board of directors.

The purpose of the $1.5 million loan was to fund the production of approximately 2,270 eRoomServ refreshment centers. As an inducement, we issued to the principals of RSG Investments warrants to purchase 46,875 shares of common stock and agreed to pay interest at the rate of 15% per annum. Our obligation was secured by the eRoomServ refreshment centers, our other assets and by shares of our common stock held by our officers, directors and consultants. Due to the inability to satisfy our obligations under the loan, we entered into a settlement with RSG Investments in the form of an equipment transfer agreement dated September 28, 1999.

Pursuant to the equipment transfer agreement, we formed a bankruptcy-remote entity, RSi BRE, Inc., transferred ownership of 2,270 eRoomServ refreshment centers to RSi BRE, Inc., and granted RSG Investments the right to receive $0.57 per eRoomServ refreshment center per day of the revenue realized from 2,270 of the eRoomServ refreshment centers. As part of the settlement, the RSi BRE, Inc. board of directors was to consist of three individuals, a representative of eRoomSystem Technologies, a representative of RSG Investments and a third independent director. In addition, we paid $250,000 to RSG Investments, converted $500,000 of our obligation to RSG Investments into 166,667 shares of our Series B convertible preferred stock and executed a promissory note in the principal amount of $750,000 bearing an interest rate of 10% per annum. Pursuant to this settlement, RSG Investments terminated the security interest granted under the original obligation and received a security interest in all of the assets of RSi BRE, Inc.

Pursuant to the terms of this promissory note, we transferred 829 additional refreshment centers to RSi BRE, Inc. We were obligated to satisfy this promissory note in full on May 1, 2000, which was extended to August 15, 2000. On August 15, 2000, the promissory note was satisfied and paid in full. As a result, 829 units were transferred from RSi BRE, Inc. to us and the remaining obligations owed to RSG Investments were assumed by RSi BRE, Inc.

On October 1, 2003, as a requirement of the Gestetner Group, LLC funding arrangement, we entered into an agreement that amended the terms of the notes payable due to AMRESCO Leasing Corporation.  The amendment states that for the two-year period commencing on October 1, 2003, the rate at which interest is accruing on debt obligations owed by us to AMRESCO shall be reduced to eight percent per annum, and from October 1, 2005 until the debt obligations have been paid in full, the rate at which interest is accruing will be ten percent per annum. Previously, the debt obligations were accruing interest at the seven-year treasury rate plus 12.5 percent. In consideration for the reduction in the interest rate, we issued AMRESCO a warrant to purchase 400,000 shares of common stock, exercisable at $0.10 per share through October 1, 2008. If at anytime after December 31, 2005, the warrant has an intrinsic value greater than $300,000 based upon the then current trading price of our common stock, then AMRESCO will have the right to “put” the warrant back to us in exchange for $200,000 payable in 12 equal consecutive monthly installments with the first payment to be made on the last day of the month in which the “put” occurs.

On February 29, 2004, we entered into a global agreement, or Settlement and Release Agreement, with RSG Investments, LLC, or RSG. The Settlement and Release Agreement provided for the payment of $152,823 by the Company to RSG as a full and final cancellation of the Equipment Transfer Agreement and subsequent settlement agreement dated September 1999. As a result, the Company has commenced recognizing all revenue generated from the four revenue sharing lease agreements relating to the 1,717 eRoomServ refreshment centers and 1,304 eRoomSafes. We have liquidated RSi BRE into eRoomSystem Technologies, Inc.

Financial Advisory Agreement with Monness, Crespi & Hardt

On December 31, 2001, we entered into a financial advisory agreement with Monness, Crespi & Hardt, or MCH. Herbert A. Hardt is a principal of MCH and was appointed to our board of directors in June 2002. The agreement provides that MCH will assist us in structuring and/or placing debt or equity securities in private or public transactions, and advise us on mergers, acquisitions and strategic partnerships. In consideration, MCH was issued a warrant to purchase 100,000 shares of common stock exercisable at $0.26 per share.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock by our executive officers and our directors, individually, all of our executive officers and directors, as a group, and all persons or entities known to us to beneficially own five percent or more of our common stock, as of April 20, 2006, and, as adjusted, to reflect the sale of the shares of common stock in this offering. The beneficial ownership is calculated based on 23,898,165 shares of our common stock outstanding as of April 20, 2006 and 24,528,838 shares of our common stock outstanding upon completion of this offering. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.

Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days of April 20, 2006 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by another individual. Unless otherwise indicated, the address of the following stockholders is c/o eRoomSystem Technologies, Inc., 1072 Madison Ave., Lakewood, NJ 08701.

		Percentage of Shares Beneficially Owned
Name of Executive Officers and Directors	Number of Shares Beneficially Owned	Prior to the Offering	After the Offering
David A. Gestetner[1]	5,157,644	21.58%	0.02%
James C. Savas[2]	4,047,050	16.93%	2.95%
Herbert A. Hardt[3]	600,821	2.51%	1.43%
Lawrence K. Wein[4]	105,000	0.44%	0.20%
All of our executive officers and directors as a group (4 persons)	9,910,515	41.46%	4.60%

Stockholders with Beneficial Ownership of 5% or More
David A. Gestetner[1]	5,157,644	21.58%	0.02%
James C. Savas[2]	4,047,050	16.93%	2.95%
Ash Capital, LLC[5]	3,884,537	16.25%	2.59%
Providence Management, LLC[6]	3,918,729	15.98%	0.06%
__________________
1 Reflects the direct ownership of 4,000 shares of common stock. In addition, also includes the beneficial ownership of (i) 1,153,644 shares of common stock issued to Gestetner Group, LLC on September 1, 2005 upon the conversion of a promissory note, at the rate of $0.05 per share, in the original principal amount of $50,000 plus accrued interest of $38,411, and (ii) 4,000,000 shares of common stock issued to Gestetner Group, LLC on September 7, 2005 relating to the exercise of a warrant at $0.05 per share. Mr. Gestetner serves as the managing member of Gestetner Group, LLC.

2 Reflects the direct ownership of 48,321 shares of common stock and options to purchase 80,000 shares of common stock, the beneficial ownership of 19,231 shares of common stock (which shares are being registered herein) and an option to purchase 14,961 shares of common stock held by Providence Management, LLC, an entity for which Mr. Savas is co-manager and 50% owner, and the beneficial ownership of the following securities held by Ash Capital, LLC, or Ash Capital, an entity which Providence Management, LLC serves as the manager and holds a 20% profits interest: (a) 3,685,449 shares of common stock (2,865,550 shares of which were issued on September 1, 2005 upon the conversion by Ash Capital of a promissory note, in the original principal amount of $347,500 plus accrued interest of $82,332, at the rate of $0.15 per share), (b) an option to purchase 145,313 shares of common stock, and (c) a warrant to purchase 53,775 shares of common stock. Mr. Savas disclaims any beneficial ownership of the shares of common stock and options to purchase shares of common stock beneficially owned as a result of his affiliation with Ash Capital.

3 Reflects the direct ownership of 420,821 shares of common stock and options and warrants to purchase 80,000 shares of common stock, and the beneficial ownership of options to purchase 100,000 shares of common stock held by Monness, Crespi, Hardt & Co., Inc., an entity of which Mr. Hardt is a principal. Of the foregoing securities, 151,154 shares of common stock directly held by Mr. Hardt are being registered herein. In addition, 25,000 shares of common stock underlying a warrant directly held by Mr. Hardt are being registered herein.

4Reflects the direct ownership of 55,000 shares of common stock (which shares are being registered herein) and options to purchase 50,000 shares of common stock.

5 Reflects the direct ownership of 3,685,449 shares of common stock, an option to purchase 145,313 shares of common stock, and a warrant to purchase 53,775 shares of common stock. Ash Capital is controlled by Alan C. Ashton, a former member of our board of directors, audit and compensation committees. A total of 3,250,166 shares of common stock directly held by Ash Capital are being registered herein, as well as 53,775 shares of common stock underlying a warrant directly held by Ash Capital.

6 Reflects the direct ownership of 19,231 shares of common stock, an option to purchase 14,961 shares of common stock and the beneficial ownership of the following securities owned by Ash Capital, LLC or Ash Capital, an entity which Providence Management, LLC serves as the manager and holds a 20% profits interest: 3,685,449 shares of common stock, an option to purchase 145,313 shares of common stock, and a warrant to purchase 53,775 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

eRoomSystem’s authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value; 5,000,000 shares of preferred stock, $0.001 par value; 500,000 shares of Series A convertible preferred stock, $0.001 par value; 2,500,000 shares of Series B convertible preferred stock, $0.001 par value; 2,000,000 shares of Series C convertible preferred stock, $0.001 par value; and 2,777,778 shares of Series D convertible preferred stock, $0.001 par value.

As of April 20, 2006, there were 23,898,165 shares of common stock outstanding and no shares of preferred stock outstanding. As set forth below, there are outstanding options and warrants to purchase 3,527,621 shares of common stock as of April 20, 2006. We have reserved 3,000,000 shares of common stock for issuance pursuant to our stock option plan.

Common Stock

As of April 20, 2006, our outstanding shares of common stock were held by approximately 420 stockholders, which does not reflect the beneficial stockholders whose shares are held in nominee names. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. We do not allow cumulative voting of any kind, and are not required to do so under Nevada law. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock will be entitled to receive dividends, if any, as may be declared from time to time by the board out of legally available funds. Upon liquidation, dissolution, or winding up of eRoomSystem Technologies, the holders of common stock will be entitled to a pro rata share of our assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption, or conversion rights.

Our common stock is traded on the Over the Counter Bulletin Board under the symbol “ERMS.” On April 20, 2006, the last reported sale price of eRoomSystem Technologies’ common stock was $0.25.

Preferred Stock

We are authorized to issue 5,000,000 shares of undesignated preferred stock. None of the undesignated preferred stock is issued or outstanding, and we have no present plans to issue shares of undesignated preferred stock. Although our board is empowered to issue one or more series of undesignated preferred stock with such rights, preferences, restrictions and privileges as may be fixed by our board, without further action by our stockholders, we will not offer any preferred stock to any officer, director or 5% stockholder except on the same terms it is offered to all other existing or new stockholders, or unless the issuance of any preferred stock is approved by a majority of our independent directors who did not have an interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel. The issuance of the undesignated preferred stock could adversely affect the rights, including voting rights, of the holders of our common stock and could impede an attempted takeover of us.

In addition to our undesignated preferred stock, we have authorized 500,000 shares of Series A convertible preferred stock, $0.001 par value, 2,500,000 shares of Series B convertible preferred stock, $0.001 par value, 2,000,000 shares of Series C convertible preferred stock, $0.001 par value, and 2,777,778 shares of Series D convertible preferred stock, $0.001 par value. Prior to the consummation of our initial public offering, we had issued and outstanding 360,000 shares of Series A convertible preferred stock, 2,081,680 shares of Series B convertible preferred stock and 161,535 shares of Series C convertible preferred stock. Upon the consummation of our initial public offering in 2000, the outstanding shares of Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock were converted into 553,846 shares, 2,135,056 shares and 178,318 shares of our common stock, respectively. Shares of Series D convertible preferred stock have not been issued.

Options and Warrants

As of April 20, 2006, there were options and warrants outstanding to purchase 3,527,621 shares of common stock at exercise prices ranging from $0.10 to $1.55 per share, with a weighted average exercise price per share of $0.27. Upon the assumption that the option and warrant holders exercise all of their options and warrants, respectively, there will be options and warrants outstanding to purchase 2,896,648 shares of common stock. These options and warrants are exercisable at various times through January 17, 2016. We will not grant any options or warrants to purchase common stock at an exercise price of less than 85% of the fair market value of our common stock on the date of grant.

Nevada Law, Our Articles of Incorporation and Bylaws

Some of the provisions of our articles of incorporation and bylaws may have the effect of discouraging some types of transactions that involve an actual or threatened change of control of eRoomSystem Technologies, which in turn could limit your ability to sell your shares at a premium. Some of these provisions are summarized below.

Size of Board and Election of Directors. Our articles of incorporation and bylaws, when read together, provide for a minimum of two and a maximum of nine persons to serve on the board. However, the number of directors may be increased or decreased by a resolution adopted by the affirmative vote of a majority of the board. Removal of a director requires two-thirds vote of the outstanding shares of our common stock.

Stockholder Nominations and Proposals. Our bylaws provide for advance notice requirements for stockholder nominations and proposals at annual meetings of our stockholders. Stockholders may nominate directors or submit other proposals only upon written notice to eRoomSystem Technologies not less than 120 days or more than 150 days prior to the anniversary of the date of the notice to stockholders of the previous year’s annual meeting. A stockholder’s notice also must contain additional information, as specified in the bylaws. The board may reject proposals that are not made in accordance with the procedures contained in the bylaws or that are not properly the subject of stockholder action.

Calling Special Stockholder Meetings; Stockholder Action Without a Meeting. Matters to be acted upon by the stockholders at special meetings are limited to those specified in the notice of the meeting. A special meeting of stockholders may be called by our board, chairman or president by resolution of the board or at the request in writing of stockholders holding at least 10% of the outstanding shares entitled to vote at the special meeting. As allowed by Nevada law, the bylaws provide that any action by written consent of stockholders in lieu of a meeting must be signed by the holders of at least a majority of the voting power.

Preferred Stock. We are authorized to issue 5,000,000 shares of undesignated preferred stock, commonly referred to as “blank check” preferred stock. None of the undesignated preferred stock is issued or outstanding, and we have no present plans to issue shares of undesignated preferred stock. Our board is empowered to issue one or more series of undesignated preferred stock with such rights, preferences, restrictions and privileges as may be fixed by our board, without further action by our stockholders. The issuance of the undesignated preferred stock could adversely affect the rights, including voting rights, of the holders of our common stock and could impede an attempted takeover of us.

Nevada Anti-Takeover Statutes. Nevada law provides that an acquiring person who acquires a controlling interest in a Nevada corporation may only exercise voting rights on any control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, any of our stockholders who did not vote in favor of authorizing voting rights for the control shares, are entitled to payment for the fair value of his shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

In addition, Nevada law restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board before the stockholder became an interested stockholder. If the combination was not previously approved, the interested stockholder may only effect a combination after the three-year period, if the stockholder receives approval from a majority of the disinterested shares or the offer meets the fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation; or

•
an affiliate or associate of a corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of a corporation.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions may also have the effect of preventing changes in our management.

As a result of the potential adverse effects of these provisions on our stockholders, on July 11, 2000, our board approved the second amendment and restatement of our articles of incorporation whereby eRoomSystem Technologies elected not to be governed by the Nevada laws relating to an acquisition of a controlling interest in a Nevada corporation and a business combination with an interested stockholder. On July 12, 2000, our stockholders approved this second amendment and restatement of our articles of incorporation. Under Nevada law, the amendment to our articles of incorporation did not become effective until January 12, 2002.

Transfer Agent

Our transfer agent is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005, (718) 921-8360.

SHARES ELIGIBLE FOR FUTURE SALE

As of April 20, 2006, there were 23,898,165 shares of common stock outstanding. Pursuant to this offering and upon the assumption that all shares of common stock being registered herein are sold, there will be 24,528,838 shares of common stock outstanding. Of this amount, 16,524,830 shares will be freely tradable pursuant to this registration statement, 1,800,000 shares are freely tradable pursuant to our initial public offering, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, and 321,875 shares are freely tradable pursuant to a prior selling shareholders registration statement. In general, affiliates include officers, directors and/or 10% stockholders.

The balances of shares outstanding, or 5,882,133 shares, are “restricted securities” within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

In addition, we previously filed a registration statement on Form S-8 under the Securities Act to register shares issued pursuant to our 2000 Amended and Restated Stock Option Plan. As a result, any options or rights exercised under our stock option plan are also freely tradable in the public market. However, shares held by affiliates will be subject to volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of April 20, 2006, assuming all of the shares of common stock underlying options and warrants being registered herein are issued pursuant to exercises of such securities, to purchase 630,673 shares of common stock registered pursuant to this offering, there will be outstanding options and warrants for the purchase of 2,896,948 shares of common stock, all of which are vested and immediately exercisable.

LEGAL MATTERS

Gregory L. Hrncir, Esq. will pass upon the validity of the shares of common stock being registered under this prospectus for us.

EXPERTS

The consolidated balance sheets as of December 31, 2004 and 2005, and the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended have been included in this prospectus in reliance on the report of Hansen, Barnett & Maxwell, Salt Lake City, Utah, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing. Hansen, Barnett & Maxwell has served as our independent auditors since April 4, 2000. There have been no changes in, or disagreements with, our independent certified public accountants since April 4, 2000.

AVAILABLE INFORMATION

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock registered on behalf of selling stockholders, option holders and warrant holders. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits without charge at the public reference facilities the Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the Commission upon the payment of the fees prescribed by the Commission. You may also inspect these reports and other information without charge at a website maintained by the Commission. The address of this site is http://www.sec.gov. You may also obtain information on the operation of the public reference facilities of the Commission at 1-800-732-0330.

We are subject to the informational requirements of the Exchange Act and are required to file reports, proxy statements and other information with the Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission and at the Commission’s regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the Commission as described above, or inspect them without charge at the Commission’s website.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

HANSEN, BARNETT& MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS
AND
BUSINESS CONSULTANTS
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and the Stockholders
eRoomSystem Technologies, Inc.

We have audited the accompanying consolidated balance sheets of eRoomSystem Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eRoomSystem Technologies, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, up until December 31, 2004 the had suffered recurring losses from operations, and the net income earned for the years ended December 31, 2005 and 2004 was derived primarily from non-recurring items. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
March 20, 2006

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash	$1,316,515	$646,386
Attorney's Escrow	-	225,000
Accounts receivable, net of allowance for doubtful accounts of $49,294 and
$29,045 at December 31, 2005 and 2004, respectively	263,392	164,586
Notes receivable	111,231	-
Prepaid expenses	11,519	16,317
Total Current Assets	1,702,657	1,052,289

REFRESHMENT CENTERS IN SERVICE, net of accumulated depreciation of
$2,289,694 and $1,777,378 at December 31, 2005 and 2004, respectively	1,357,827	1,870,143

PROPERTY AND EQUIPMENT
Production equipment	-	22,210
Computer equipment	4,666	76,031
Vehicles and other	-	44,153
	4,666	142,394
Less accumulated depreciation and amortization	(1,861)	(129,481)
Net Property and Equipment	2,805	12,913
INVESTMENT IN MARKETABLE SECURITIES	14,075	-
NOTE RECEIVABLE, net of unamortized discount of $2,852 and $0 at December 31, 2005 and December 31, 2004, respectively	147,147	-
DEPOSITS	85,300	95,300
Total Assets	$3,309,811	$3,030,645

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$301,696	$228,337
Accounts payable	56,837	109,089
Accrued liabilities	109,778	137,492
Accrued interest	-	81,615
Customer deposits	11,758	11,758
Deferred maintenance revenue	10,632	38,516
Total Current Liabilities	490,701	606,807
LONG-TERM DEBT, net of current portion	349,380	1,111,181
Total Liabilities	840,081	1,717,988

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized; 24,228,902 shares and 10,465,133 shares outstanding at December 31, 2005
and December 31, 2004, respectively	24,229	10,465
Additional paid-in capital	33,754,361	32,074,454
Warrants and options outstanding	416,071	1,109,930
Note receivable from shareholder	(78,000)	(74,759)
Accumulated deficit	(31,646,931)	(31,807,433)
Total Stockholders' Equity	2,469,730	1,312,657

Total Liabilities and Stockholders' Equity	$3,309,811	$3,030,645

See accompanying notes to consolidated financial statements

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2005	2004

REVENUE
Revenue-sharing arrangements	$1,204,219	$1,103,945
Maintenance fees	345,738	363,501
Product sales	7,331	123,713
Total Revenue	1,557,288	1,591,159
COST OF REVENUE
Revenue-sharing arrangements	512,316	515,124
Maintenance	58,786	72,915
Product sales	1,261	3,142
Total Cost of Revenue	572,363	591,181
GROSS MARGIN	984,925	999,978

OPERATING EXPENSES
Selling, general and administrative expense, including non-cash compensation
of $14,869 and $28,558, respectively	642,508	784,110
Research and development expense	1,959	38,527
Interest expense	319,062	209,961
Gain on collection of previously written off receivables	-	(312,500)
Gain on sale of assets	(52,624)	-
Interest and other income	(84,385)	(7,428)
Net Operating Expenses	826,520	712,670
Income from Operations	158,405	287,308
Gain on forgiveness of liabilities and debt	2,097	612,764
Net Income	$160,502	$900,072
Basic Earnings Per Common Share	$0.01	$0.09
Diluted Earnings Per Common Share	$0.01	$0.04

See accompanying notes to consolidated financial statements

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Shares		Amount
	2005	2004	2005	2004
COMMON STOCK
Balance at Beginning of Year	10,465,133	10,383,933	$10,465	$10,384
Exercise of stock options	5,130,000	20,000	5,130	20
Issuance to directors for services	-	60,000	-	60
Issuance to consultant for services	-	1,200	-	1
Conversion of notes outstanding	8,633,769	-	8,634	-
Balance at End of Year	24,228,902	10,465,133	24,229	10,465

ADDITIONAL PAID-IN-CAPITAL
Balance at Beginning of Year			32,074,454	32,028,402
Exercise of stock options			499,726	3,380
Issuance to directors for services			-	10,140
Issuance to consultant for services			-	443
Conversion of notes outstanding			709,609	-
Expiration of warrants and options			470,572	32,089
Balance at End of Year			33,754,361	32,074,454

WARRANTS AND OPTIONS OUTSTANDING
Balance at Beginning of Year			1,109,930	1,092,416
Expiration of warrants and options			(708,728)	(32,089)
Issuance of stock options in settlement of accrued liabilities			-	31,688
Increase in value of variable options			(4,244)	4,244
Issuance of options and warrants related to consulting services and financing activities			19,113	13,671
Balance at End of Year			416,071	1,109,930

NOTES RECEIVABLE FROM SHAREHOLDER
Balance at Beginning of Year			(74,759)	(71,500)
Interest accrued			(3,241)	(3,259)
Balance at End of Year			(78,000)	(74,759)

ACCUMULATED DEFICIT
Balance at Beginning of Year			(31,807,433)	(32,707,505)
Net gain			160,502	900,072
Balance at End of Year			(31,646,931)	(31,807,433)
Total Stockholders' Equity at End of Year			$2,469,730	$1,312,657

See accompanying notes to consolidated financial statements

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$160,502	$900,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	517,292	524,758
Gain on forgiveness of debt and liabilities	(2,097)	(612,764)
Gain on sale of assets	(52,624)	-
Interest income from shareholder receivable	(3,241)	(3,259)
Interest income from other receivable	(1,231)	-
Accretion of debt discount	205,062	67,665
Amortization of discount on note receivable	(1,222)	-
Non-cash compensation expense	14,869	28,558
Changes in operating assets and liabilities:
Attorney's escrow	225,000	(225,000)
Accounts receivable	(98,806)	61,799
Prepaid expenses	4,798	(129)
Accounts payable	(50,155)	(82,795)
Accrued liabilities	11,414	88,597
Customer deposits and deferred maintenance revenue	(27,884)	(17,180)
Net Cash Provided By Operating Activities	901,677	730,322

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(2,244)	(1,066)
Change in long term deposits and restricted funds	10,000	(18,650)
Purchase of investment and note receivable	(210,000)	-
Net Cash Used In Investing Activities	(202,244)	(19,716)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(296,004)	(449,605)
Proceeds from exercise of options and warrants	266,700	3,400
Net Cash Used in Financing Activities	(29,304)	(446,205)

Net Increase in Cash	670,129	264,401

Cash at Beginning of Period	646,386	381,985

Cash at End of Period	$1,316,515	$646,386

Supplemental Cash Flows Information
Cash paid for interest	$74,872	$94,052

Supplemental Disclosure of Noncash Investing and Financing Activities
Stock options issued in settlement of accounts payable	$-	$31,688
Outstanding notes payable converted to stock	$718,243	$-
Note received for assets sold	$60,000	$-

See accompanying notes to consolidated financial statements

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization, Nature of Operations and Business Condition - eRoomSystem Services, Inc. was organized under the laws of the State of Nevada in 1993. In 1999, eRoomSystem Services, Inc. was reorganized as a wholly-owned subsidiary of eRoomSystem Technologies, Inc., also a Nevada corporation. During 1999 and 2000, RSi BRE, Inc. (“RSi BRE”) and eRoom System SPE, Inc. (“SPE”) were formed, respectively, as wholly-owned subsidiaries of eRoomSystem Technologies, Inc. eRoomSystem Technologies, Inc. and its subsidiaries are collectively referred to as the “Company.” In 2004 the Company liquidated RSi BRE into eRoomSystem Technologies, Inc.

The Company markets a complete line of fully-automated eRoomServ refreshment centers and eRoomSafes traditionally installed in hotels. The eRoomServ refreshment centers and eRoomSafes use proprietary software that integrates with a data collection computer in each hotel.

Up until the year ended December 31, 2004, the Company had suffered recurring losses. During the years ended December 31, 2005 and 2004, the Company realized net income of $160,502 and $900,072, respectively. During the years ended December 31, 2005 and 2004, the Company's operations provided $901,677 and $730,322 of cash, respectively. The Company had cash of $1,316,515 as of December 31, 2005.  At December 31, 2005, the Company had working capital of $1,211,956. Although the Company realized a profit in 2005 as well as significant profit in 2004 it was primarily from non-recurring items. In 2005 the gain was primarily due to a sale of assets and proceeds from insurance. In 2004, the profit related to specifically gains on collection of previously written off receivables and gain on forgiveness of debt. This raises substantial doubt about the Company's ability to continue as a going concern. Realization of continued profitable operations is not assured. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.  Management would like to acquire an existing operating company to enable the Company to grow and is continuously performing due diligence on third party companies for this purpose. The Company has also been performing research in order to invest in privately-held or publicly traded emerging growth stage companies.

On October 1, 2003 the Company had a change in management and issued secured convertible promissory notes in the original principal amount of $250,000.  On September 7, 2005, the holders of the notes converted the principal amount of $250,000 together with accrued interest into 5,768,219 shares of common stock.

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of eRoomSystem Technologies, Inc. and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash Equivalents and Fair Value of Financial Instruments - Cash equivalents include highly liquid debt investments with original maturities of three months or less, readily convertible to known amounts of cash. The Company had $73,688 and $73,688 of restricted cash, classified as deposits, to be distributed as loan repayments to a financing company as of December 31, 2005 and 2004, respectively.

In January 2004, the Company deposited $20,000 with a bank as collateral in order to effect electronic fund transfers through the bank. This certificate of deposit came due in January 2005, and was rolled into the checking account.

The carrying amounts reported in the accompanying consolidated financial statements for cash, accounts receivable, notes receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The Company’s long term note receivable is carried at principal plus accrued interest. The carrying amounts of the Company's debt obligations approximate fair value based on current interest rates available to the Company, with the exception of one convertible note payable, issued during 2003, that had a discounted carrying value of $62,603 at December 31, 2004, as compared to an approximate fair value of $250,000, which was the face amount of the note. This note was converted to shares of the Company’s common stock during 2005.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

eRoomServ Refreshment Centers in Service and Property and Equipment - eRoomServ refreshment centers (including eRoomSafes, if applicable) and property and equipment are stated at cost, less accumulated depreciation and amortization. Major additions and improvements are capitalized, while minor equipment as well as repairs and maintenance costs are expensed when incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, after taking into consideration residual values for eRoomServ refreshment centers, which lives are as follows:

eRoomServ refreshment centers in service	7 years
Production equipment	3 - 5 years
Computer and office equipment	3 - 7 years
Vehicles and other	7 years

Depreciation and amortization expense related to eRoomServ refreshment centers in service and property and equipment was $517,292 and $524,758 for the years ended December 31, 2005 and 2004, respectively.

On retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.  In the year ended December 31, 2005, the Company exchanged fixed assets with a carrying value of $7,376 for a note receivable of $60,000, recognizing a gain on disposal of $52,624.

Capitalized Software Costs - In accordance with FASB Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed , development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material for the years ended December 31, 2005 and 2004. The Company has charged its software development costs to research and development expense in the accompanying consolidated statements of operations.

Deferred Offering and Financing Costs - The Company capitalizes direct costs associated with the acquisition of debt financing. These costs are amortized over the life of the related debt as additional interest expense. If the underlying debt is repaid or extinguished prior to the scheduled maturity, the costs are removed from the accounts and considered in the determination of the gain or loss from extinguishment. The Company also capitalizes direct costs associated with the acquisition of equity financing which are netted against the actual equity proceeds.

Impairment of Long-Lived Assets - The carrying values of the Company's long-lived assets were reviewed for impairment. When projections indicate that the carrying value of the long-lived asset is not recoverable, the carrying value of the long-lived asset is reduced by the estimated excess of the carrying value over the projected discounted cash flows. No impairment was deemed necessary.

Revenue Recognition - The Company generates revenues from either the sale of eRoomServ refreshment centers and eRoomSafes or from leases of eRoomServ refreshment centers and eRoomSafes under revenue-sharing agreements. Under the revenue-sharing agreements, the Company receives a non-guaranteed portion of the sales generated by the units. The Company also generates revenues from maintenance services.

Revenue from the sale of eRoomServ refreshment centers and eRoomSafes is recognized upon completion of installation and acceptance by the customer. The revenue-sharing agreements are accounted for as operating leases with revenue being recognized as earned over the lease period. Maintenance revenue is recognized as the services are performed or pro rata over the service period.

With respect to the sale of products, the maintenance services are not integral to the functionality of the eRoomServ refreshment centers and are at the option of the customer. Maintenance services are mandatory for eRoomServ refreshment centers placed under revenue-sharing agreements and are incorporated into those agreements.  In connection with the revenue-sharing agreements, a portion of the revenues received by the Company are classified as maintenance fee revenue based upon vendor-specific objective evidence of fair value. The Company defers customer’s deposits paid in advance relating to future services and products not yet installed and accepted by the customer.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company generates interest income on notes receivable. Interest income is accrued to income based on the principal amount outstanding.

Stock-Based Compensation - At December 31, 2005, the Company has one stock-based employee compensation plan, which is described more fully in Note 10. The Company accounts for the plan under the recognition method and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. During the years ended December 31, 2005 and 2004, the Company recognized compensation expense relating to stock options and warrants of $14,869 and $28,558, respectively. The following table illustrates the effect on net income and basic and diluted income per common share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee and consultant compensation:

For the years ending December 31,	2005	2004

Net income, as reported	$160,502	$900,072

Add: Stock-based employee and consultant compensation
expenses included in net income	14,869	28,558

Deduct: Total stock-based employee and consultant
compensation expense determined under fair value based method
for all awards	(29,600)	(74,204)

Pro forma net earnings	$145,771	$854,426

Earnings per common share:
Basic as reported	$0.01	$0.09
Basic pro forma	$0.01	$0.09
Diluted as reported	$0.01	$0.04
Diluted pro forma	$0.01	$0.04

Income Taxes - The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax basis of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

Net Earnings per Common Share - Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding.  Diluted earnings per common share is computed by dividing net income, adjusted to add back interest associated with convertible debt, by the weighted-average number of common shares and dilutive potential common share equivalents outstanding. Potential common share equivalents consist of shares issuable upon the exercise of stock options and warrants, and shares issuable upon the conversion of debt.

The following table is a reconciliation of the numerators and denominators used in the calculation of basic and diluted weighted-average common shares outstanding for the years ending December 31, 2005 and 2004:

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005	2004
Basic net income	$160,502	$900,072
Interest expense from convertible debt	-	97,910
Diluted net income	$160,502	$997,982
Basic weighted-average common shares outstanding	15,005,581	10,433,772
Effect of dilutive securities
Stock options and warrants	667,801	4,811,116
Convertible debt	-	7,316,667
Diluted weighted-average common shares outstanding	15,673,382	22,561,555
Basic earnings per share	$0.01	$0.09
Diluted earnings per share	$0.01	$0.04

As of December 31, 2005 and 2004, there were potential common stock equivalents from options, warrants and convertible debt of shares 2,836,820 and 3,909,730, respectively that were not included in the computation of diluted earnings per common share because their effect would have been anti-dilutive.

Recent Accounting Pronouncements - In December 2004, FASB issued SFAS No. 123(R), "Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) revises FASB Statement No. 123, "Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees.” SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of such awards (with limited exceptions). SFAS 123(R) is effective as of the first reporting period beginning after June 15, 2005 for large business issuers, and December 15, 2005 for small business issuers. Accordingly, the Company will adopt SFAS 123(R) in first quarter of fiscal 2006. The Company is currently evaluating the provisions of SFAS 123(R) and does not expect the implementation of the provisions of these pronouncements to have a materially significant effect on the Company’s consolidated financial statement presentation.

NOTE 2 -- INVESTMENT SPECIAL PURPOSE ENTITIES

During 2000, eRoom System Technologies, Inc. formed eRoom System SPE, Inc. ("SPE"), as a wholly owned subsidiary. SPE was formed for the purposes of purchasing certain revenue-sharing agreements and related eRoomServ refreshment centers from eRoomSystem Technologies, Inc., obtaining the rights, through licensing, to certain intellectual property relating to the use of the eRoomServ refreshment centers and obtaining financing secured by pledging the revenue-sharing agreements and refreshment centers.

During 1999, eRoomSystem Technologies, Inc. formed RSi BRE, Inc. (“RSi BRE”) as a wholly-owned subsidiary to own and operate certain eRoomServ refreshment center units under the terms of related revenue-sharing agreements. RSi BRE was formed as a condition of an obligation under a financing agreement referred to as the Equipment Transfer Agreement (the "Transfer Agreement") with RSG Investments, LLC (“RSG”) whereby the ownership of 2,270 eRoomServ refreshment center units and the related revenue-sharing agreements were transferred to RSi BRE.  The board of directors of RSi BRE comprised of one appointee from the Company, one appointee from RSG and one independent appointee. All operating decisions, including disbursements, of RSi BRE required unanimous consent of RSi BRE's board of directors. As a result, the Company did not control RSi BRE. On February 29, 2004, the Company reached a settlement agreement with RSG Investments, LLC, under which RSi BRE has come completely under the control of the Company’s management.

Under the terms of the Transfer Agreement, RSG received $0.57 per refreshment center unit per day of the revenue realized from the revenue-sharing agreements held by RSi BRE over the remaining life of their seven-year revenue-sharing agreements. However, the $0.57 per unit per day was paid to RSG only after $0.11 per unit per day had been paid to the Company to cover property taxes and maintenance. To the extent that at least $0.68 per unit per day in revenue was not realized from the refreshment center units, the Company had no obligation to pay the difference to RSG. Rather, RSG was subject to the risk that revenues generated from the refreshment center units were not at least $0.68 per unit per day. To the extent that the revenue per unit per day exceeded $0.68, the incremental amount was paid to the Company.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 29, 2004, the Company negotiated a settlement of the RSG obligation for a cash payment of $152,823.  The Company recognized a gain on forgiveness of $162,718 during 2004. The Company has liquidated RSi BRE into eRoomSystem Technologies, Inc.

NOTE 3 - INVESTMENT IN IDENTICA

On May 20, 2005 the Company invested $10,000 in Identica Holdings Corporation, a Nevada corporation, by purchasing 1,666,667 shares of common stock, at $0.006 per share. This investment represented 10% of Identica’s then outstanding capital stock on a fully-diluted basis. Identica is a privately held company that has expressed an interest in becoming a public company in the future. This investment will be carried at the lower of cost or market and will be periodically evaluated for impairment.

In addition, the Company loaned Identica $150,000 in cash. The loan is secured by a security interest in all the assets of Identica and is evidenced by a promissory note. The terms of the promissory note include interest accruing on the unpaid principal balance commencing twenty-four (24) months from date of the loan at the rate of ten percent per annum and a maturity date of June 20, 2007. In consideration for making the loan, the Company was issued a warrant to purchase one million (1,000,000) shares of common stock of Identica, exercisable at $0.15 per share at any time through May 20, 2010. The warrants were valued at $4,075 using the Black-Scholes pricing model with the following assumptions: risk free interest rate 3.88%, dividend yield of 0.0%, volatility of 150% and expected life of 5 years. The discount will be amortized over the expected twenty-five month term as interest income.

In September 2005, the Company entered into an Asset Purchase Agreement with Identica. Pursuant to the Agreement, Identica has purchased certain assets of the Company. Specifically, the assets consist of furniture and computer equipment held by the Company, as well as the Company’s web technologies package utilized by the Company’s technical support team to which the Company retained a perpetual license. The Agreement provides that Identica will pay the sum of $60,000 for the assets, which amount is evidenced by a one-year note bearing interest at the rate of 8% per annum, compounded monthly. Under the terms of the Note, Identica will make seven principal and interest payments in the amount of $9,098 per month, commencing on the six-month anniversary of the Note with a maturity date of September 7, 2006. In addition, at the same time, the Company entered into a Professional Services and Support Agreement whereby Identica will employ the technical personnel of the Company. In conjunction therewith, the Company will continue to be responsible, for a period of 6 months from the date of the Agreement for all expenses less $7,000 dollars per month related to such technical personnel. Thereafter, the Company will pay Identica $0.50 per Hotel room per month to service all equipment that the Company is contractually obligated to service.

In October, 2005, the Company loaned Identica an additional $50,000 in cash. The loan is not secured and is evidenced by a promissory note. The terms of the promissory note include zero interest and a maturity date of January 31, 2006.

NOTE 4 - GAIN ON COLLECTION OF PREVIOUSLY WRITTEN OFF RECEIVABLES

Termination and Release of Revenue Sharing Agreement - During December 2004, the Company entered into an agreement with a hotel property owner that amended a previous revenue sharing lease agreement that had previously been non-performing.  Under the terms of that agreement, the Company recovered a receivable that had been written off in the previous year. The Company has recorded a gain of $112,500 on the collection of previously written off receivables. In addition, as part of the agreement, the refreshment centers were purchased by the Hotel and product sales revenue was recorded in the amount of $112,500 during the year ended December 31, 2004.

Net Investment in Sales-Type Lease - During June 2004, the Company entered into an agreement with a hotel property owner that amended a previous revenue sharing lease agreement that had previously been non-performing.  Under the terms of that agreement, the Company recovered a receivable that had been written off in the previous year. The Company has recorded a gain in the amount of $200,000 during the year ended December 31, 2004.

The new lease agreement terminates on December 31, 2008 at which time the hotel property owner takes ownership of the refreshment centers.  The property is to make monthly payments of $7,200.  The new lease agreement has been classified as a sales-type capital lease.  Because the property has a history of non-performance and is still under the supervision of a bankruptcy court, the net investment in the capital lease has been fully allowed against.  The following lists the components of the net investment in the sales-type lease as of December 31, 2005:

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total minimum lease payments to be received	$259,200

Less: Allowance for uncollectibles	(217,988)

Net minimum lease payments receivable	41,212

Less: Unearned income	(41,212)

Net investment in sales-type lease	$-

The Company recorded revenue-sharing and maintenance fee revenue in the amounts of $86,400 and $50,400 for the years ended December 31, 2005 and 2004, respectively.

Minimum lease payments through the end of the lease term are as follows:  $86,400 in 2006, $86,400 in 2007, and $86,400 in 2008.

NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

In the year ended December 31, 2004, the Company settled outstanding payables to vendors and contractors in the amount of $430,386 and outstanding accrued payroll in the amount of $51,007. Of the liabilities settled, $72,205 was settled through the issuance of warrants and options to purchase 172,000 shares of common stock (see Note 10).  Gain on forgiveness of debt was recognized in the amount of $362,828.

The gain on forgiveness of debt for the year ended December 31, 2004 consisted of the following:

RSG Investments (Note 2)	$162,718

Note payable to supplier (Note 6)	87,218
Accounts payable and accrued liabilities	362,828
Total gain on forgiveness of debt	$612,764

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt consists of the following:

For the Years Ending December 31,	2005	2004

Notes payable to financing company, interest at 10% per annum secured by eRoomServ refreshment centers held by SPE,
less unamortized discount of $58,173 and $75,838
as of December 31, 2005 and 2004, respectively	$651,076	$929,415

Convertible note payable to stockholder, 8%, secured by all assets of the Company, subordinate to notes payable to financing company,
converted on September 7, 2005	-	347,500

Convertible note payable 8%, net of unamortized discount
of $187,397 as of December 31, 2004 converted on September 7, 2005	-	62,603

Total Notes Payable and Long-Term Debt	651,076	1,339,518

Less: Current Portion of Long-Term Debt	(301,696)	(228,337)

Long-Term Debt, Net of Current Portion	$349,380	$1,111,181

Future maturities of notes payable and long-term debt are as follows:

Years ending December 31,
2006	$301,696
2007	224,913
2008	124,467
Total	$651,076

Amresco Financing Agreement - Under the terms of a financing agreement with AMRESCO Leasing Corporation, (the “finance company”), the finance company had agreed to fund up to 150% of the Company’s product costs for each eRoomServ refreshment center that had been in service for 90 days, subject to the related hotel customer meeting certain requirements and conditions during that period.  As part of the financing agreement, the Company formed eRoomSystem SPE, Inc. (“SPE”), a wholly owned, consolidated subsidiary. SPE owns all of the eRoomServ refreshment centers funded by the finance company as well as the related revenue-sharing agreements.  The finance company has a senior security interest in the eRoomServ refreshment centers financed under the financing agreement and the corresponding revenue sharing agreements.  SPE is obligated to repay the amount borrowed under the terms of a note payable corresponding to each funding, pursuant to the financing agreement over seven years, plus interest, at a variable interest rate determined at the time of each funding.

The notes payable are collateralized by eRoomServ refreshment centers with a carrying value of $774,084 at December 31, 2005.  SPE holds payments from hotel customers in several restricted bank accounts for payment to the finance company and to the Company.  As of December 31, 2005, the Company had non-current deposits of $73,688 that were designated for this purpose.

On September 18, 2002, management was notified by the finance company of its intention to cease funding loans to the Company.  Management has not been successful and there is no assurance that management will be successful in obtaining a new source of financing, and if successful, that the terms of such new financing will be favorable to the Company.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a requirement of the October 1, 2003, Gestetner Group, LLC funding arrangement, the Company entered into an agreement that amended the terms of the notes payable due to AMRESCO Leasing Corporation.  The amendment states that for the two-year period commencing on October 1, 2003, the rate at which interest is accruing on debt obligations owed by the Company to AMRESCO shall be reduced to eight percent per annum, and from October 1, 2005 until the debt obligations have been paid in full, the rate at which interest is accruing will be ten percent per annum. Previously, the debt obligations were accruing interest at the seven-year treasury rate plus 12.5 percent.

In consideration for the reduction in the interest rate, the Company issued AMRESCO a warrant to purchase 400,000 shares of common stock, exercisable at $0.10 per share through October 1, 2008. If at anytime after December 31, 2005, the warrant has an intrinsic value greater than $300,000 based upon the then current trading price of the Company’s common stock, then AMRESCO will have the right to “put” the warrant back to the Company in exchange for $200,000 payable in 12 equal consecutive monthly installments with the first payment to be made on the last day of the month in which the “put” occurs. The warrants to purchase 400,000 shares of common stock were recognized in October 2003 as a troubled debt restructuring, with the $97,956 fair value of the warrants recorded as a discount to the notes payable to be amortized over the remaining life of the notes as a charge to interest expense.

Convertible Note Payable to Stockholder - On November 8, 2002, the Company entered into a promissory note with Ash Capital, LLC for proceeds of up to $322,500. The note bears interest at 8%. All past due amounts and accrued interest thereon bear interest at 18%. The Company borrowed $322,500, under the terms of the promissory note. The Company transferred $25,000 from an accounts payable due to Ash Capital, which increased the principal amount of the promissory note to $347,500.

According to the terms of the note, principal and accrued interest on the promissory note could convert into Series D Convertible Preferred Stock at $0.90 per share. Each share of the Series D Convertible Preferred Stock is convertible into six shares of common stock, at the rate of $0.15 per share of Series D Preferred Stock. The promissory note could be converted into 17.8% of the lesser of the authorized capital stock or the outstanding capital stock of the Company. The Company agreed not to increase the outstanding capital stock of the Company or issue securities convertible into capital stock without prior consent of Ash Capital.

The Company determined that Ash Capital LLC received a beneficial conversion option valued at $322,500 on November 8, 2002. Accordingly, the Company allocated all of the $120,500 of proceeds received during the year ended December 31, 2003 to the beneficial conversion option that resulted in an offsetting discount to the note payable. The discount on the note payable was amortized to interest expense from the dates proceeds were received through November 8, 2003, in accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and amounted to $304,082 of accretion of the discount during the year ended December 31, 2003, which included $183,582 of unamortized discount from the beneficial conversion option that remained at December 31, 2002.

As a requirement of the October 1, 2003, Gestetner Group, LLC and several unrelated parties, funding arrangement, Ash Capital, LLC agreed to amend the terms of its secured convertible promissory note with the Company to (i) extend the maturity date to the earlier of November 8, 2007 or the maturity date of the Notes to Gestetner Group and several unrelated parties issued to the Note Holders and (ii) include as an additional event of default any default of the Company under the Notes to Gestetner Group and the other unrelated parties.

In addition, the Company issued Ash Capital, LLC a contingent warrant to purchase shares of common stock, exercisable at $0.13 per share through October 1, 2008. The terms of the warrant provided that on the dates exercised, Ash Capital, LLC may purchase seven percent of the aggregate number of shares of the Company’s common stock issued to and held on that date by any of the Note Holders from the October 1, 2003 funding in excess of 10,000,000 common shares. The Company would record the fair value of the warrants as a discount to the note payable to be amortized over the remaining life of the note as a charge to interest expense.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 1, 2003, Ash Capital, LLC and Gestetner Group, LLC entered into an Intercreditor and Collateral Agency Agreement that provided for the secured obligations of the Company to both parties to rank equally. Ash Capital is to serve on its own behalf and as the agent for Gestetner Group, LLC, based upon its written instruction, to foreclose upon, collect and dispose of all or any portion of the collateral set forth in Ash Capital’s secured convertible promissory note and the Gestetner Group and other unrelated parties Notes, should a default occur by the Company under the terms of such agreements. In addition, for the term of the Gestetner Group and several unrelated parties Notes, Ash Capital has agreed, subject to obtaining the prior written consent of Gestetner Group, LLC otherwise, to vote or to cause any of its affiliates or subsidiaries to vote all of its or their shares of common stock of the Company (i) for the election of any two nominees of the Gestetner Group and several unrelated parties Note Holders and (ii) against any increase in the size of the Board of Directors of the Company above four members.

On September 1, 2005, Ash Capital converted its note and accrued interest into 2,865,550 shares of common stock. The foregoing conversion triggered the issuance of warrants to purchase 53,775 shares of common stock in favor of Ash Capital.

Gestetner Group Secured Promissory Notes - On October 1, 2003, the Company issued secured convertible promissory notes (“Notes”), in the original principal amount of $250,000, collectively, to Gestetner Group, LLC, a New Jersey limited liability company, and several third parties (collectively, the “Note Holders”).  David A. Gestetner, the Chief Executive Officer and President of the Company, is the Managing Member of the Gestetner Group, LLC. The terms of the Notes included, inter alia, (i) for interest to accrue at the rate of 8% per annum, (ii) a maturity date of the earlier of (a) October 1, 2008, (b) the date of approval of the Board of Directors regarding the merger of the Company with or into any third party or the sale of all or substantially all of the assets of the Company, or (c) the date of the closing of any financing (other than commercial credit facilities), the gross proceeds of which are at least $1,000,000 and (iii) the right of the Note Holders, at any time, to convert all outstanding principal and accrued and unpaid interest into shares of common stock of the Company at the rate of $0.05 per share; provided, however, that the Company shall have the right to not permit the conversion if such conversion would result in the Note Holders holding, in the aggregate and on a fully-diluted basis, more than 49% of the outstanding common stock of the Company.  In addition, the Note Holders have been issued, collectively, warrants to purchase 5,000,000 shares of common stock of the Company, exercisable at $0.05 per share at any time through October 1, 2008.

The proceeds were allocated between the Notes and warrants based on their relative fair values, with $42,389 allocated to the Notes and $207,611 allocated to the warrants. In addition, the Note Holders received a beneficial conversion option of $42,389. The resulting $250,000 discount to the Notes was being amortized over the expected five-year term of the Notes as interest expense.

On September 1, 2005, Gestetner Group LLC and the other unrelated parties converted their notes and accrued interest into 5,768,219 shares of common stock, and the unamortized discount of $154,109 was recognized as interest expense.

Note Payable to Supplier - During January 2004, a note payable with a carrying value of $70,000 plus accrued interest of $17,218 was purchased by an outside party who subsequently cancelled the note and released the Company from any obligation to pay the note or accrued interest.  The Company recorded a gain on forgiveness of debt of $87,218 during the year ending December 31, 2004.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Employment and Consulting Agreements - On October 1, 2005, the Company extended the employment agreement with its chief executive officer and president for one year as per the Agreement signed on October 1, 2003.  The agreement provides for an annual salary of $100,000.  If the chief executive officer is terminated without cause, the agreement provides for one year’s annual salary as severance pay. The agreement requires that the chief executive officer may not compete with the Company during the term of employment and for three years subsequent to termination.

On November 24, 2003, the Company entered a two-year consulting agreement for design services in return for monthly payments of $1,700 and stock options to purchase 100,000 shares of common stock at an exercise price of $0.15 per share, expiring three years from the date of the agreement.  These options were valued at $15,000, based upon their fair value measured using the Black-Scholes option pricing model with the following assumptions: 2.1 percent risk-free rate, 0 percent expected dividend yield, 171 percent volatility and a three year estimated life.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Registration Rights - The Company has granted certain common stock and warrant holders the right, subject to applicable terms and conditions, to require the Company to register their common stock (or equivalent common shares upon the exercise of the warrants) on a best efforts basis under the Securities Act for offer to sell to the public.

Legal - In November 2002, a former landlord in St. George, Utah filed a lawsuit against the Company that alleged breach of a lease agreement.  On March 6, 2003, summary judgment in the amount of $47,442 was granted to the former landlord.  The Company had accrued $41,000 as of December 31, 2003. In March 2004, the Company paid $10,000 in complete settlement of this lawsuit. A gain on extinguishment of debt was recorded for $31,000, which is included in the amount disclosed in Note 5.

Operating Leases as Lessor - The Company accounts for its revenue-sharing agreements as operating leases. As of December 31, 2005, the Company had three revenue-sharing agreements for which the customers were contractually obligated to pay minimum monthly payments. Carrying value of these leased assets was $291,118 as of December 31, 2005. Agreements with all other customers provide for an allocation of revenues to the Company with no minimum monthly payment. Accordingly, the Company is unable to estimate future amounts to be received under these agreements.

Future minimum payments to be received under contracts that provide for minimum monthly amounts were as follows as of December 31, 2005:

Years ending December 31,
2006	$296,154
2007	136,629
2008	48,266
Total	$481,049

Operating Leases as Lessee - In November 2003 the Company moved to a new facility in Salt Lake City, Utah. The Company entered into a 38-month lease agreement that will terminate in December 2006.  The lease provides for monthly rent payments of $1,612.    Future minimum payments are as follows as of December 31, 2005:

Year ending December 31,
2006	$19,344
Total	$19,344

Rent expense for the years ended December 31, 2005 and 2004 was $32,912 and $28,124, respectively.

NOTE 8 -- INCOME TAXES

The Company has paid no federal income taxes.  The following is a schedule of state income taxes paid in 2005 and 2004:

For the years ended December 31,	2005	2004
New Jersey	$3,389	$-
New York	1,369	-
Total income tax paid	$4,758	$-

The significant components of the Company's deferred income tax assets as of December 31, 2005 and 2004 are as follows:

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ending December 31,	2005	2004
Deferred Income Tax Assets:
Net operating loss carryforwards	$7,894,574	$8,870,695
Reserves and accrued liabilities	27,224	38,346
Other assets	17,801	10,655
Total Deferred Income Tax Assets	$7,939,599	$8,919,696
Valuation allowance	(7,720,512)	(8,491,798)
Deferred Income Tax Liability - Depreciation and
Amortization	(219,087)	(427,898)
Net Deferred Income Tax Asset	$-	$-

The amount of, and ultimate realization of, the deferred income tax assets are dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance against its deferred income tax assets. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of these deferred income tax assets to warrant the valuation allowance.

The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the benefit from income taxes:

For the years ending December 31,	2005	2004
Benefit at statutory rate (34%)	$54,571	$306,024
Other non-deductible expenses and adjustments	714,645	(124,805)
Change in valuation allowance	(771,286)	(192,830)
State tax benefit, net of federal tax benefit	2,070	11,611
Net Benefit From Income Taxes	$-	$-

The following summarizes the tax net operating loss carryforwards and their respective expiration dates as of December 31, 2005:

Years ending December 31,
2011	$1,784,782
2017	1,082,373
2018	3,642,857
2019	3,298,047
2020	5,087,650
2021	2,704,379
2022	3,600,805
2023	1,169,588
Total net operating loss carryforwards	$22,370,481

NOTE 9 -- STOCKHOLDERS' EQUITY

The Company issued 60,000 shares of common stock valued at $10,200 ($0.17 per share) to its Board of Directors for services rendered during the year ending December 31, 2004.

During the year ending December 31, 2005, warrants and options to purchase 4,000,000 shares of common stock were exercised by Gestetner Group, LLC, a related party, for cash proceeds of $200,000. The exercise price was $0.05 per share.

During the years ending December 31, 2005 and 2004, warrants and options to purchase 1,130,000 and 20,000 shares of common stock, respectively, were exercised for cash proceeds of $64,621 and $3,400, respectively. The exercise price ranged from $0.05 - $0.26 per share.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 1, 2005, Gestetner Group, LLC, and Ash Capital, LLC, both related parties, and several unrelated parties, converted their secured convertible promissory notes, in the original principal amount of $597,500, plus accrued interest of $120,743, into 8,633,769 shares of common stock. The notes in the cumulative amount of $250,000 to Gestetner Capital, LLC and the unrelated parties, were originally issued on October 1, 2003 and were converted at $0.05 per share. The Ash Capital Note was converted at $0.15 per share. The foregoing conversion and warrant exercise triggered the issuance of warrants to purchase 53,775 shares of common stock in favor of Ash Capital. These warrants, which vested immediately, have an exercise price of $0.13 per share and are exercisable through October 1, 2008. These options were valued at $19,113 using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 4.05%, dividend yield of 0.0%, volatility of 138%, and expected life of 3 years.

NOTE 10 -- STOCK OPTIONS AND WARRANTS

Employee Grants - During 2000, the stockholders of the Company approved adoption of the 2000 Stock Option Plan (the "2000 Plan").  During 2002, the stockholders of the Company approved an amendment to the 2000 Plan to increase the authorized number of shares of common stock reserved for issuance upon the exercise of stock options under the 2000 Plan from 2,400,000 shares to 2,700,000. During November 2004, the stockholders of the Company approved a second amendment to the 2000 Plan to increase the authorized number of shares of common stock reserved for issuance upon the exercise of stock options under the 2000 Plan from 2,700,000 shares to 3,000,000 shares.

The 2000 Plan, as amended, provides for both the direct award of shares and the grant of options to purchase shares. The Company's compensation committee administers the plan and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting and exercise prices. The exercise price for the options may be paid in cash or in shares of the Company's common stock that have been outstanding for more than six months, which shares are valued at their fair value on the exercise date. In the event of a change in control (as defined in the Plan), all restrictions on awards issued under the 2000 Plan will lapse and unexercised options will become fully vested.

During the year ended December 31, 2005, the Company granted options to purchase 40,000 shares of common stock to employees and members of the Board of Directors. These options, which vested immediately, have exercise prices ranging from $0.22 to $0.35 per share, and are exercisable through August 10, 2010. The Company recognized compensation expense of $0, which was the intrinsic value of the options on the date granted.

During the year ended December 31, 2004, the Company granted options to purchase 135,000 shares of common stock to employees and members of the Board of Directors. These options, which vested immediately, have exercise prices ranging from $0.15 to $0.26 per share, and are exercisable through November 15, 2014. The Company recognized compensation expense of $200, which was the intrinsic value of the options on the date granted.

During the year ended December 31, 2004, the Company granted options and warrants to purchase 71,000 shares of common stock to consultants. These options and warrants, which vested immediately, have exercise prices ranging from $0.10 to $0.26 per share and are exercisable through February 1, 2009. These options and warrants were valued at $19,456 using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging from 2.97% to 3.36%, dividend yield of 0.0%, volatility ranging from 146% to 173%, and expected average life ranging between 3 and 5 years. In addition, the Company granted options to purchase 20,000 shares of common stock to a consultant contingent on contract performance. These options, which have not vested, have an exercise price of $0.37 per share and are exercisable for a period of 3 years. These options were valued at $6,000 using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 2.85%, dividend yield of 0.0%, volatility of 149%.

During the year ended December 31, 2004, the Company granted options to purchase 172,000 shares of common stock to vendors in settlement of $72,205 of accounts payable. These options, which vested immediately, have exercise prices ranging from $0.25 to $0.35 per share and are exercisable through March 31, 2008. These options were valued at $31,688 using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging from 1.95% to 3.02%, dividend yield of 0.0%, volatility ranging from 152% to 153%, and expected life ranging between 3 and 4 years. The Company recognized a gain on extinguishment of debt in the amount of $42,519 relating to such vendors.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2005 and 2004, options to purchase 180,000 and 214,173 shares of common stock, respectively, expired. The Company recognized the value of these options in the amounts of $470,572 and $32,089 during 2005 and 2004 respectively, as additional paid in capital.

Outstanding Stock Options and Warrants - A summary of stock option and warrant activity for the years ended December 31, 2005 and 2004 is as follows:

	Options and Warrants	Exercise Price Range			Weighted - Average Exercise Price
Balance, December 31, 2003	8,577,019	$0.05	-	12.80	$0.31
Granted	378,000	0.10	-	0.35	0.23
Exercised	(20,000)	0.17	-	0.17	0.17
Expired	(214,173)	0.36	-	1.91	0.86
Balance, December 31, 2004	8,720,846	$0.05	-	7.80	$0.30
Granted	93,775	0.13	-	0.35	0.20
Exercised	(5,130,000)	0.05	-	0.26	0.05
Expired	(180,000)	7.80	-	7.80	7.80
Balance, December 31, 2005	3,504,621	0.10	-	1.55	0.28
Exercisable, December 31, 2005	3,504,621	$0.10	-	1.55	$0.28
Weighted-average fair value of options granted during the year ended
December 31, 2004					$0.09
Weighted-average fair value of options granted during the year ended
December 31, 2005					$0.32

The fair value of stock options was determined at the grant dates using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2005 and 2004, respectively:  risk-free interest rate of 4.0 and 3.0 percent, dividend yield of 0 and 0 percent, volatility of 139 and 153 percent, and expected lives of 3.6 and 4.8 years.

eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of stock option and warrant grants with exercise prices less than, equal to or greater than the estimated fair value on the date of grant during the years ended December 31, 2005 and 2004 is as follows:

	Options and Warrants Granted	Weighted - Average Exercise Price	Weighted - Average Fair Value of Options and Warrants
For the Year Ended December 31, 2005
Grants with exercise price less than
market value	53,775	$0.13	$0.36
Grants with exercise price greater than
market value	40,000	$0.30	$0.26

For the Year Ended December 31, 2004
Grants with exercise price less than
market value	60,000	$0.10	$0.19
Grants with exercise price equal to
market value	75,000	$0.26	$0.26
Grants with exercise price greater than
market value	243,000	$0.25	$0.18

A summary of the options and warrants outstanding and exercisable as of December 31, 2005 follows:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding	Weighted - Average Remaining Contractual Life	Weighted - Average Exercise Price	Number Exercisable	Weighted - Average Exercise Price
$ 0.10 - 0.37	3,490,978	4.4 years	$0.27	3,490,978	$0.27
0.90 - 1.55	13,643	6.5 years	0.94	13,643	0.94
$ 0.10 - 1.55	3,504,621	4.4 years	$0.28	3,504,621	$0.28

NOTE 11 -- CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

The Company's historical revenues and receivables have been derived solely from the lodging industry. The Company offers credit terms on the sale of its eRoomServ refreshment centers and in connection with its revenue-sharing contracts. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon a percentage of accounts receivable at year end.

At December 31, 2005, the Company had cash in excess of federally insured limits of $1,185,506.

During the year ended December 31, 2005, revenues from one customer accounted for 11% of total revenues.

NOTE 12 -- SUBSEQUENT EVENTS

On March 7, 2006, the Company purchased 2,083,333 shares of common stock of Aprecia, LLC. The shares purchased represent 9.98% of the issued and outstanding common stock of Aprecia. Aprecia is a provider of applied artificial intelligence solutions for gaming and homeland security applications.

On March 17, 2006, the Company issued 50,000 shares of common stock valued at $12,000 ($0.24 per share) to two members of its Board for extraordinary services rendered.

[INSIDE BACK COVER]

This page will be blank in the final prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
_______________

_______________

Through and including ___________, 2006, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

15,894,157 Shares of Common Stock on behalf of Selling Stockholders

505,898 Shares of Common Stock on behalf of Option Holders

124,775 Shares of Common Stock on behalf of Warrant Holders

eRoomSystem Technologies, Inc.

[insert date]

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act. Article XII of our amended and restated articles of incorporation (Exhibit 3.01 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$490
Printing and engraving costs	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	7,500
Blue Sky fees and expenses	5,000
Transfer Agent and Registrar fees	1,500
Miscellaneous expenses	1,000
Total	$30,490

We will pay substantially all costs and expenses associated with the registration of the shares of common stock covered by this registration statement. Selling stockholders, option holders and warrant holders are responsible for all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of common stock by them.

Item 26.  Recent Sales of Unregistered Securities.

During the period January 1, 2003 through April 20, 2006, we granted, or issued and sold, the following unregistered securities:

(1) On November 8, 2002, the Company issued a secured convertible promissory note, or the Ash Capital Note, in favor of Ash Capital, LLC for loans of up to $322,500. The Ash Capital Note was issued in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve any public offering and no general solicitation was made.

The Ash Capital Note was later increased to $347,500 upon the funding of an additional loan, in the original principal amount of $25,000, on August 22, 2003. The Ash Capital Note bore simple interest of 8% per annum. The principal and interest were originally due on the earlier of (i) November 8, 2003, (ii) a default under the secured convertible promissory note, (iii) five days after the date of any breach by the Company of any agreement with Ash Capital or any affiliate of Ash Capital, unless the secured convertible promissory note had been converted. All past due amounts and accrued interest thereon were to bear interest at 18% per annum. The securities issuable upon conversion of the Ash Capital Note included registration rights.

On October 1, 2003, Ash Capital and the Company agreed to modify the terms of the secured convertible promissory note with the Company to (i) extend the maturity date to the earlier of November 8, 2007 or the maturity date of the convertible secured promissory notes of the Gestetner Group, LLC, and several third parties, and (ii) include as an additional event of default any default of the Company under the Notes to the Gestetner Group, LLC and several third parties.

In addition, the Company also issued Ash Capital a contingent warrant, or the Contingent Warrant, to purchase shares of common stock, exercisable at $0.13 per share through October 1, 2008. The terms of the warrant provided that on the dates exercised, Ash Capital, LLC may purchase seven percent of the aggregate number of shares of the Company’s common stock issued to and held on that date by any of the Note Holders from the October 1, 2003 funding in excess of 10,000,000 common shares. The shares of common stock underlying the Ash Capital warrant include registration rights that provide Ash Capital, under certain circumstances and in conjunction with Gestetner Group, LLC and several third parties, to register such underlying shares of common stock.

On September 1, 2005, Ash Capital converted the Ash Capital Note, in the original principal amount of $347,500 plus accrued interest of $82,332, into 2,865,550 shares of common stock at the rate of $0.15 per share. In addition, on September 1, 2005, the Contingent Warrant was issued. The Contingent Warrant is exercisable into 53,775 shares at an exercise price of $0.13 per share. The Contingent Warrant is exercisable through October 1, 2008. The shares of common stock issued to Ash Capital, relating to the conversion of the Ash Capital Note, as well as the shares of common stock underlying the Contingent Warrant are being registered herein.

(2) On October 1, 2003, we issued secured convertible promissory notes in the original principal amount of $250,000, or the Notes, collectively, to Gestetner Group, LLC, a New Jersey limited liability company, and several third parties, or the Noteholders. No underwriters were involved in the transaction and the transaction was made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve any public offering and no general solicitation was made.

David A. Gestetner, our Chief Executive Officer and President, serves as the managing member of the Gestetner Group, LLC. The terms of the Notes provided for (i) interest to accrue at the rate of 8% per annum, (ii) a maturity date of the earlier of (a) October 1, 2008, (b) the date of approval of the Board of Directors regarding the merger of the Company with or into any third party or the sale of all or substantially all of our assets, or (c) the date of the closing of any financing (other than commercial credit facilities), the gross proceeds of which are at least $1,000,000, and (iii) the right of the Noteholders, at any time, to convert all outstanding principal and accrued and unpaid interest into shares of our common stock at the rate of $0.05 per share.

In addition, the Noteholders were issued, collectively, warrants to purchase 5,000,000 shares of our common stock, exercisable at $0.05 per share at any time through October 1, 2008. Specifically, the Gestetner Group, LLC was issued a warrant to purchase 4,000,000 shares of common stock on the terms set forth above, and purchased a secured convertible promissory note in the original principal amount of $50,000.

The shares of common stock underlying the secured convertible promissory notes, as well as the warrants to purchase shares of common stock, issued to the Noteholders include registration rights that provide for the registration of such shares of common stock upon demand.

On September 1, 2005, the Noteholders converted the Notes, in the original principal amount of $250,000 plus accrued interest of $38,411, into 5,768,219 shares of common stock. The Notes were converted at $0.05 per share. In addition, on September 7, 2005, the Noteholders exercised warrants to purchase a total of 5,000,000 shares of common stock. The warrants were exercised at a price of $0.05 per share. The Company received $250,000 from the exercise of the warrants.

(3) On October 1, 2003, we issued AMRESCO Commercial Finance, Inc. a warrant to purchase 400,000 shares of common stock, exercisable at $0.10 per share through October 1, 2008, or the AMRESCO Warrant. The warrant was issued in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve any public offering and no general solicitation was made.

The AMRESCO Warrant was issued as a condition to receiving $250,000 in debt financing from the Gestetner Group, LLC and several third parties, and in consideration for the reduction of the interest rate on all outstanding loan payables in favor of AMRESCO to 8% per annum during the period October 1, 2003 to September 30, 2005, and to 10% until all debt obligations in favor of AMRESCO are paid in full.

If the AMRESCO Warrant has an intrinsic value greater than $300,000 at any time during the exercise period, AMRESCO has the right to exercise a “put” regarding the AMRESCO Warrant to the Company for $200,000, payable in twelve equal monthly installments.

(4) During the period October 1, 2003 through January 19, 2006, we issued options to purchase a total of 1,090,000 shares of common stock to existing and former employees, existing and former consultants, and directors of eRoomSystem Technologies pursuant to our Amended and Restated 2000 Stock Option Plan. Such issuances were exempt under Section 4(2) and/or Rule 701 of the Securities Act as transactions pursuant to a compensatory benefit plan or written compensation contract. Of the Rule 701 issuances, none of the securities were issued to consultants. Of the Section 4(2) issuances, the securities were issued to officers, directors, consultants or former consultants who were either accredited or sophisticated non-accredited investors. Each of the sophisticated non-accredited investors had access to our corporate, business and financial information, including our reports filed pursuant to the Securities Exchange Act of 1934, as amended.

(5) On March 11, 2004, we issued SSM Distributing a warrant to purchase 40,000 shares of common stock, exercisable at $0.25 per share through March 11, 2007. The warrant was issued in full settlement of outstanding fees owed by the Company to SSM Distributing. The issuance was made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve any public offering and no general solicitation was made. We agreed to register the shares of common stock underlying the warrant issued to SSM Distributing.

(6)  On March 29, 2004, we issued Herbert A. Hardt and Lawrence K. Wein, 30,000 shares of common stock each for extraordinary services rendered in the capacity of a director. The issuances were made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve any public offering and no general solicitation was made. We agreed to register the shares of common stock issued to Messrs. Hardt and Wein.

(7) On November 15, 2004, we issued Schreiber and Klein Consulting, LLC a warrant to purchase 6,000 shares of common stock, exercisable at $0.26 per share through November 15, 2007. The warrant was issued in consideration for consulting services provided by Schreiber and Klein to the Company. The issuance was made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve any public offering and no general solicitation was made. We agreed to register the shares of common stock underlying the warrant issued to Schreiber and Klein Consulting, LLC.

(8) On August 9, 2005, we issued Herbert A. Hardt, a member of our board of directors, a warrant to purchase 25,000 shares of common stock, exercisable at $0.35 per share through August 9, 2010. The issuance was made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve any public offering and no general solicitation was made. The warrant was issued to Mr. Hardt in consideration for extraordinary services provided in his capacity as a director. We agreed to register the shares of common stock underlying the warrant issued to Mr. Hardt.

(9) On March 17, 2006, we issued Herbert A. Hardt and Lawrence K. Wein, members of our board of directors, 25,000 shares of common stock each for extraordinary services rendered in the capacity of a director. The issuances were made in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve any public offering and no general solicitation was made. We agreed to register the shares of common stock issued to Messrs. Hardt and Wein.

Item 27.  Exhibits and Financial Statement Schedules.

(a) Exhibits

See exhibits listed on the Exhibit Index following the signature page of the Form SB-2 which is incorporated herein by reference.

(b) Financial Statement Schedules

None.

Item 28.  Undertakings.

The undersigned Registrant hereby undertakes to file, during any period in which selling stockholders or warrant holders offer or sell securities, a post-effective amendment to this registration statement to:

(1)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(3)  Include any additional or changed material information on the plan of distribution.

The undersigned Registrant further undertakes, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering and to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lakewood, State of New Jersey, on the 3 day of May, 2006.

eRoomSystem Technologies, Inc.

Date: May 3, 2006	By:	/s/ David A. Gestetner
David A. Gestetner
	Its:	President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints David A. Gestetner, as a true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title
/s/ David A. Gestetner	President, Chief Executive Officer, Secretary and Chairman of the Board	May 3, 2006
David A. Gestetner	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Herbert A. Hardt	Director	May 3, 2006
Herbert A. Hardt

/s/ James C. Savas	Director	May 3, 2006
James C. Savas

/s/ Lawrence K. Wein	Director	May 3, 2006
Lawrence K. Wein

EXHIBIT INDEX

Exhibit Number	Document Name	Page
1.01	Form of Underwriting Agreement relating to the registrant’s initial public offering that closed on August 9, 2000	(3)
2.01	Agreement and Plan of Reorganization by and between RoomSystems International Corporation and RoomSystems, Inc. dated December 31, 1999	(1)
2.02	Transfer Pricing Agreement by and between RoomSystems International Corporation and RoomSystems, Inc. dated December 31, 1999	(1)
3.01	Amendment and Restatement of Articles of Incorporation	(1)
3.02	Certificate of Correction dated May 30, 2000	(2)
3.03	Amended and Restated Certificate of Designation, Preferences, Rights and Limitation of Series A convertible preferred stock	(1)
3.04	Amended and Restated Certificate of Designation, Preferences, Rights and Limitation of Series B convertible preferred stock	(1)
3.05	Certificate of Designation, Preferences, Rights and Limitation of Series C convertible preferred stock	(1)
3.06	Amended and Restated Bylaws	(2)
3.07	Second Amendment and Restatement of Articles of Incorporation	(3)
3.08	Second Amended and Restated Bylaws	(3)
4.01	Form of Common Stock Certificate	(1)
4.02	Form of Certificate for Series A convertible preferred stock	(1)
4.03	Form of Certificate for Series B convertible preferred stock	(1)
4.04	Form of Certificate for Series C convertible preferred stock	(1)
5.01	Form of Opinion of Gregory L. Hrncir, Esq.	(14)
10.01	Amended and Restated 2000 Stock Option and Incentive Plan	(2)
10.02	Lease Agreement by and between RoomSystems Finance Corporation and 3770 Howard Hughes Parkway Associates Limited Partnership dated October 8, 1997	(1)
10.02A	Exhibits to Lease Agreement by and between RoomSystems Finance Corporation and 3770 Howard Hughes Parkway Associates Limited Partnership dated October 8, 1997	(2)
10.03	Lease Agreement by and between RoomSystems, Inc. and Pam Joy Realty, Inc. dated October 10, 1997	(2)
10.04	Master Corporate Agreement by and between Innco Corporation and RoomSystems, Inc. dated April 6, 1998	(1)
10.04A	Exhibits to Master Corporate Agreement by and between Innco Corporation and RoomSystems, Inc. dated April 6, 1998	(2)
10.05	Indemnification Agreement by and between RoomSystems, Inc. and Alan C. Ashton dated August 17, 1999	(1)
10.06	Agreement of Understanding by and between RoomSystems, Inc. and Ash Capital, LLC, C&W/RSI Partners, LLC, SKM Investment, LLC and Thunder Mountain Investments, LC dated August 17, 1999	(1)
10.06A	Exhibits to Agreement of Understanding by and between RoomSystems, Inc. and Ash Capital, LLC, C&W/RSI Partners, LLC, SKM Investment, LLC and Thunder Mountain Investments, LC dated August 17, 1999	(2)
10.07	First Amendment to Agreement of Understanding by and between RoomSystems, Inc. and Ash Capital, LLC, C&W/RSI Partners, LLC, SKM Investment, LLC and Thunder Mountain Investments, LC dated September 30, 1999	(1)
10.08	Promissory Note Repurchase Agreement by and between Steven L. Sunyich and RoomSystems, Inc. dated September 1, 1999	(1)

Exhibit Number	Document Name	Page
10.09	Indemnification Agreement by and between RSi BRE, Inc. and Donnelly Prehn dated September 27, 1999	(1)
10.10	Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems International Corporation, RSi BRE, Inc. and RSG Investments, LLC dated September 28, 1999	(1)
10.10A	Exhibits to Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems International Corporation, RSi BRE, Inc. and RSG Investments, LLC dated September 28, 1999	(2)
10.11	Amendment to Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems International Corporation, RSi BRE, Inc. and RSG Investments, LLC dated November 23, 1999	(1)
10.12	Conversion Agreement by and between Steven L. Sunyich and RoomSystems, Inc. dated December 30, 1999	(1)
10.13	Loan and Security Agreement by and between RoomSystem Technologies, Inc. and Ash Capital, LLC dated February 15, 2000	(1)
10.13A	Exhibits to Loan and Security Agreement by and between RoomSystem Technologies, Inc. and Ash Capital, LLC dated February 15, 2000	(2)
10.14	Letter Agreement by and between eRoomSystem Technologies, Inc. and Hall Communications, Inc. dated March 30, 2000	(1)
10.15	Form of Hotel Revenue-Sharing Lease Agreement	(2)
10.16	Form of Noncompetition and Nondisclosure Agreement (Sales)	(1)
10.17	Form of Consulting Agreement	(1)
10.18	Form of Sales Representation Agreement	(1)
10.19	Form of Executive Employment Agreement	(1)
10.20	Form of Offshore Loan Subscription Agreement dated as of April 13, 2000	(1)
10.21	Form of Secured Subordinated Promissory Note dated as of April 13, 2000	(1)
10.22	Form of Installation, Co-Maintenance and Software Licensing and Upgrade Agreement	(2)
10.23	+ Master Business Lease Financing Agreement by and among AMRESCO Leasing Corporation, eRoomSystem SPE, Inc., RoomSystems, Inc. and eRoomSystem Technologies, Inc. dated May 11, 2000	(4)
10.24	Indemnification Agreement by and between eRoomSystem Technologies, Inc. and John J. Prehn dated May 31, 2000	(2)
10.25	Amended and Restated Executive Employment Agreement of Steven L. Sunyich dated June 6, 2000	(2)
10.26	Second Amended and Restated Executive Employment Agreement of Steven L. Sunyich dated July 12, 2000	(3)
10.27	Amended and Restated Executive Employment Agreement of Derek K. Ellis dated July 12, 2000	(3)
10.28	Executive Employment Agreement of Stephen M. Nelson dated July 12, 2000	(4)
10.29	Amended and Restated Executive Employment Agreement of Gregory L. Hrncir dated July 12, 2000	(3)
10.30	Shareholders’ Agreement and Proxy by and among Ash Capital, LLC, RoomSystems, Inc. and certain stockholders of RoomSystems, Inc. dated August 17, 1999	(1)
10.31	Employment Agreement of David S. Harkness dated as of December 20, 2000	(6)
10.32	Employment Agreement of Stephen M. Nelson dated as of January 29, 2001	(7)
10.33	Employment Agreement of Derek K. Ellis dated as of January 29, 2001	(7)
10.34	Employment Agreement of Gregory L. Hrncir dated as of January 29, 2001	(7)
10.35	Amended and Restated Master Business Lease Financing Agreement by and among AMRESCO Leasing Corporation, eRoomSystem SPE, Inc., RoomSystems, Inc. and eRoomSystem Technologies, Inc. dated February 23, 2001	(7)
10.36	Employment Agreement of David S. Harkness dated as of December 31, 2001	(8)
10.37	Consulting Agreement by and between eRoomSystem Technologies, Inc. and Ash Capital, LLC dated as of December 31, 2001	(8)

Exhibit Number	Document Name	Page
10.38	Stock Purchase Agreement by and between eRoomSystem Technologies, Inc. and Ash Capital, LLC dated November 8, 2002	(9)
10.39	Secured Convertible Promissory Note issued in favor of Ash Capital, LLC dated November 8, 2002.	(9)
10.40	Note Purchase Agreement between eRoomSystem Technologies, Inc., Gestetner Group, LLC and Other Lenders dated October 1, 2003	(10)
10.41	Amendment Agreement between eRoomSystem Technologies, Inc., eRoomSystem Services, Inc., eRoomSystem SPE, Inc., RSi BRE, Inc., AMRESCO Commercial Finance, Inc., AMRESCO Leasing Corporation and Gestetner Group, LLC dated October 1, 2003	(10)
10.42	Agency Agreement between Gestetner Group, LLC and Other Lenders dated October 1, 2003	(10)
10.43	Warrant to Purchase Shares of Common Stock issued in favor of AMRESCO Commercial Finance, Inc. dated October 1, 2003	(10)
10.44	Warrant to Purchase Shares of Common Stock issued in favor of Ash Capital, LLC dated October 1, 2003	(10)
10.45	Intercreditor and Collateral Agency Agreement between Gestetner Group, LLC, Ash Capital, LLC and eRoomSystem Technologies, Inc. dated October 1, 2003	(10)
10.46	Investors Rights Agreement between eRoomSystem Technologies, Inc., Ash Capital, LLC, and certain security holders dated October 1, 2003	(10)
10.47	Termination and Release Agreement between eRoomSystem Technologies, Inc. and David S. Harkness dated October 1, 2003	(10)
10.48	Termination and Release Agreement between eRoomSystem Technologies, Inc. and Gregory L. Hrncir dated October 1, 2003	(10)
10.49	Consulting Agreement between eRoomSystem Technologies, Inc. and Gregory L. Hrncir dated October 1, 2003	(10)
10.50	Termination and Release Agreement between eRoomSystem Technologies, Inc. and Derek K. Ellis dated October 1, 2003	(10)
10.51	Consulting Agreement between eRoomSystem Technologies, Inc. and DM Family Limited Partnership dated October 1, 2003	(10)
10.52	Secured Convertible Promissory Note issued in favor of Adele Schwarty dated October 1, 2003	(10)
10.53	Secured Convertible Promissory Note issued in favor of David Heller dated October 1, 2003	(10)
10.54	Secured Convertible Promissory Note issued in favor of Evelyn Gestetner dated October 1, 2003	(10)
10.55	Secured Convertible Promissory Note issued in favor of Frieda Wolman dated October 1, 2003	(10)
10.56	Secured Convertible Promissory Note issued in favor of Gestetner Group, LLC dated October 1, 2003	(10)
10.57	Secured Convertible Promissory Note issued in favor of Hannah Sarah Frenkel dated October 1, 2003	(10)
10.58	Secured Convertible Promissory Note issued in favor of Helmsbridge Holdings Limited dated October 1, 2003	(10)
10.59	Secured Convertible Promissory Note issued in favor of Leah Weinstein dated October 1, 2003	(10)
10.60	Secured Convertible Promissory Note issued in favor of Liba Pappenheim dated October 1, 2003	(10)
10.61	Secured Convertible Promissory Note issued in favor of Maurice B. Brenig dated October 1, 2003	(10)
10.62	Secured Convertible Promissory Note issued in favor of Rose Kaminer dated October 1, 2003	(10)
10.63	Warrant to Purchase Shares of Common Stock issued in favor of Adele Schwarty dated October 1, 2003	(10)
10.64	Warrant to Purchase Shares of Common Stock issued in favor of David Heller dated October 1, 2003	(10)
10.65	Warrant to Purchase Shares of Common Stock issued in favor of Evelyn Gestetner dated October 1, 2003	(10)
10.66	Warrant to Purchase Shares of Common Stock issued in favor of Frieda Wolman dated October 1, 2003	(10)
10.67	Warrant to Purchase Shares of Common Stock issued in favor of Gestetner Group, LLC dated October 1, 2003	(10)
10.68	Warrant to Purchase Shares of Common Stock issued in favor of Hannah Sarah Frenkel dated October 1, 2003	(10)
10.69	Warrant to Purchase Shares of Common Stock issued in favor of Helmsbridge Holdings Limited dated October 1, 2003	(10)
10.70	Warrant to Purchase Shares of Common Stock issued in favor of Leah Weinstein dated October 1, 2003	(10)
10.71	Warrant to Purchase Shares of Common Stock issued in favor of Liba Pappenheim dated October 1, 2003	(10)
10.72	Warrant to Purchase Shares of Common Stock issued in favor of Maurice B. Brenig dated October 1, 2003	(10)
10.73	Warrant to Purchase Shares of Common Stock issued in favor of Rose Kaminer dated October 1, 2003	(10)
10.74	Secured Promissory Note issued in favor of eRoomSystem Technologies, Inc. by Identica Corporation dated May 23, 2005	(11)
10.75	Security Agreement by and between eRoomSystem Technologies, Inc. and Identica Corporation dated May 23, 2005.	(11)
10.76	Warrant issued in favor of eRoomSystem Technologies, Inc. by Identica Corporation dated May 23, 2005.	(11)
10.77	Asset Purchase Agreement between eRoomSystem Technologies, Inc. and Identica Corporation dated September 7, 2005	(12)
10.78	Professional Services Agreement between eRoomSystem Technologies, Inc. and Identica Corporation dated September 7, 2005	(12)
21.01	List of Subsidiaries	(13)
23.1	Consent of Hansen, Barnett & Maxwell	(14)
23.2	Form of Consent of Gregory L. Hrncir, Esq. (included in Exhibit 5.1 attached hereto)	(14)
24.1	Power of Attorney (included on the signature page hereto)	(14)
31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	(14)
32.1	Certification pursuant to 18 U.S.C. Section 1350 as adopted by Section 906 of the Sarbanes-Oxley Act of 2002	(14)

(1)	Previously filed as an exhibit to the registrant’s Registration Statement on Form SB-2, as filed with the Commission on April 14, 2000.
(2)	Previously filed as an exhibit to the registrant’s Pre-Effective Amendment No. 1 to its Registration Statement on Form SB-2, as filed with the Commission on June 9, 2000.
(3)	Previously filed as an exhibit to the registrant's Pre-Effective Amendment No. 2 to its Registration Statement on Form SB-2, as filed with the Commission on July 14, 2000.
(4)	Previously filed as an exhibit to the registrant's Pre-Effective Amendment No. 3 to its Registration Statement on Form SB-2, as filed with the Commission on July 19, 2000.
(5)	Previously filed as an exhibit to the registrant’s Registration Statement on Form SB-2, as filed with the Commission on December 22, 2000.
(6)	Previously filed as an exhibit to the registrant’s Pre-Effective Amendment No. 1 to its Registration Statement on Form SB-2, as filed with the Commission on February 5, 2000.
(7)	Previously filed as an exhibit to the registrant’s Annual Report on Form 10-KSB, as filed with the Commission on April 2, 2001.
(8)	Previously filed as an exhibit to the registrant’s Annual Report on Form 10-KSB, as filed with the Commission on April 1, 2002.
(9)	Previously filed as an exhibit to the registrant’s Quarterly Report on Form 10-QSB, as filed with the Commission on November 14, 2002.
(10)	Previously filed as an exhibit to the registrant’s Annual Report on Form 10-KSB, as filed with the Commission on March 30, 2004.
(11)	Previously filed as an exhibit to the registrant’s Current Report on Form 8-K, as filed with the Commission on May 25, 2005.
(12)	Previously filed as an exhibit to the registrant’s Current Report on Form 8-K, as filed with the Commission on September 13, 2005.
(13)	Previously filed as an exhibit to the registrant’s Annual Report on Form 10-KSB, as filed with the Commission on March 31, 2006.
(14)	Filed herewith.
+
Confidential treatment has been granted with respect to certain portions of this agreement, including the exhibits thereto, of which certain portions have been omitted and filed separately with the Commission.